Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

PLAINS EXPLORATION & PRODUCTION COMPANY,

PXP GULF PROPERTIES LLC,

PXP OFFSHORE LLC,

MCMORAN EXPLORATION CO.,

MCMORAN OIL & GAS LLC,

MCMORAN GOM, LLC

AND

MCMORAN OFFSHORE LLC

Dated as of September 19, 2010

i

EXHIBITS:

Exhibit A	-	Leases
Exhibit A-1	-	Wells and Units
Exhibit A-2	-	Easements
Exhibit B	-	Form of Conveyance
Exhibit C	-	Form of Stockholder Agreement
Exhibit D	-	Form of Registration Rights Agreement

SCHEDULES:

Schedule 1.2(d)(x)	-	Escrowed Funds for Plugging Wells
Schedule 3.3(e)	-	Tax Liens
Schedule 3.3(j)	-	Calls on Production
Schedule 4.7	-	PXP Consents
Schedule 4.8	-	PXP Litigation
Schedule 4.9	-	PXP Taxes
Schedule 4.10	-	PXP Outstanding Capital Commitments
Schedule 4.11	-	PXP Contracts
Schedule 4.12	-	PXP Governmental Authorization
Schedule 4.19	-	Payments for Production
Schedule 4.20	-	PXP Production Imbalances
Schedule 5.2	-	McMoRan Subsidiaries
Schedule 5.4	-	Approval of Business Combinations
Schedule 5.7	-	McMoRan Consents and Preferential Rights
Schedule 5.8	-	McMoRan Litigation
Schedule 5.9	-	McMoRan Taxes

Schedule 5.16(a)	-	McMoRan Capitalization
Schedule 5.16(b)	-	McMoRan Pro Forma Capitalization
Schedule 5.23	-	McMoRan Dividend/Distribution Limitations
Schedule 5.26	-	Certain Persons
Schedule 6.6(b)	-	Operation of Business
Schedule 6.10	-	Allocated Consideration

v

Index of Defined Terms

Defined Term	Section

Acquisition Proposal	6.3(e)
Adjusted Purchase Price	1.2(a)
Affiliate	1.2(b)
Affiliate Transaction	1.2(c)
Aggregate Benefit Deductible	3.4(j)
Aggregate Title Deductible	3.4(i)
Agreement	Preamble
Allocated Consideration	6.10(b)
Assets	1.2(d)
Assumed Obligations	2.1(b)
Business Day	1.2(e)
Casualty Value	3.6
Claim	10.2(b)
Claim Notice	10.2(b)
Closing	8.1
Closing Date	8.1
Closing Payment	8.4(a)
Code	4.9
Confidentiality Agreement	6.4
Contracts	1.2(d)(iv)
Conveyances	8.2(a)
Conveyance 1	8.2(a)
Conveyance 2	8.2(a)
COPAS	1.2(f)
Damages	10.1(d)
Defensible Title	3.2
DLLCA	1.4(a)
Effective Time	1.9(a)
Encumbrance	3.2(c)
Environmental Defect	1.2(g)
Environmental Law	1.2(h)
Environmental Permit	1.2(i)
Equipment	1.2(d)(vi)
ERISA	1.2(j)
Exchange Act	1.2(k)
Excluded Obligations	2.1(c)
Excluded Records	1.2(d)(xii)
FCX Financing Agreement	6.19
Final Settlement Date	8.4(b)
Financing Agreements	Recitals
Financing Securities	Recitals
GAAP	1.2(l)
Governmental Authority	1.2(m)

Governmental Authorizations	4.12
Gulf Allocated Consideration	6.10(b)
Gulf Assets	1.2(n)
Gulf Assumed Obligations	2.1(a)
Gulf Interests	1.5
Gulf Merger	Recitals
Gulf Separation	1.2(o)
Gulf Surviving Entity	1.4(a)
Hazardous Substances	1.2(p)
Hurricane Deep Claim	6.16
Hurricane Deep Well	6.6(a)
HSR Act	6.8(a)
Hydrocarbons	1.2(q)
Indemnified Person	10.2(a)
Indemnifying Person	10.2(a)
Individual Title Threshold	3.4(i)
Indenture	1.2(r)
Intervening Event	1.2(s)
Investment Consideration	2.2(b)
Lands	1.2(d)(i)
Laws	1.2(t)
Leases	1.2(d)(i)
Loss Payee Portion	6.16
Marketing Contracts	4.11
Material Consent	1.2(u)
McMoRan	Preamble
McMoRan Adverse Recommendation Change	6.3(d)
McMoRan Common Stock	1.2(v)
McMoRan Holdco	Preamble
McMoRan GOM	Preamble
McMoRan Material Adverse Effect	1.2(w)
McMoRan Non-Operated Properties	1.2(x)
McMoRan Offshore	Preamble
McMoRan Operated Properties	1.2(y)
McMoRan Recommendation	6.2
McMoRan SEC Documents	5.13(a)
McMoRan Shares	2.2(b)
McMoRan Stockholders Meeting	6.2
Mergers	Recitals
Merger Effective Time	1.8
MMS	1.2(z)
Net Working Capital	2.3(c)
Notice of Superior Proposal	6.3(d)(1)
Offshore Allocated Consideration	6.10(b)
Offshore Assets	1.2(aa)
Offshore Assumed Obligations	2.1(b)

Offshore Interests	1.5(b)
Offshore Merger	Recitals
Offshore Separation	1.2(bb)
Offshore Surviving Entity	1.4(b)
Outside Date	9.1(b)(i)
Party; Parties	Preamble
Permitted Encumbrances	3.3
Person	1.2(cc)
Plan	5.20
Preferred Stockholder Approval	5.26(a)
Properties	1.2(d)(iii)
Property Costs	1.2(dd)
Property Taxes	1.2(ee)
Proxy Statement	1.2(ff)
Purchase Consideration	2.2
Purchase Price	2.2
PXP	Preamble
PXP Employee Liabilities	1.2(gg)
PXP Gulf	Preamble
PXP Material Adverse Effect	1.2(hh)
PXP Offshore	Preamble
PXP Production	1.9(c)
PXP Properties	1.2(ii)
PXP’s Credit Agreement	4.7(b)
Records	1.2(d)(xii)
Registration Rights Agreement	1.2(jj)
Release	1.2(kk)
Required Financing Approval	5.26(b)
Required McMoRan Approvals	5.26(b)
Sarbanes-Oxley Act	1.2(ll)
SEC	1.2(mm)
Securities Act	1.2(nn)
Separation	1.2(oo)
Security Issuance	5.3
Stockholder Approval	5.26(a)
Stockholder Agreement	1.2(pp)
Subsidiary	1.2(qq)
Superior Proposal	6.3(f)
Support Agreement	Recitals
Surviving Entities	1.4(b)
Tax; Taxes	1.2(rr)
Tax Adjustment	6.10(a)
Tax Allocation	6.10(c)
Tax Benefit	10.3(k)
Tax Return	1.2(ss)
Title Arbitrator	3.4(k)

Title Benefit	3.2(c)
Title Benefit Amount	3.4(f)
Title Claim Date	3.4(a)
Title Defect	3.2(c)
Title Defect Amount	3.4(d)
Transaction Documents	1.2(tt)
Units	1.2(d)(iii)
Wells	1.2(d)(ii)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is dated as of September 19, 2010, by and between Plains Exploration & Production Company, a Delaware corporation (“PXP”), PXP Gulf Properties LLC, a Delaware limited liability company and wholly owned subsidiary of PXP (“PXP Gulf”), PXP Offshore LLC, a Delaware limited liability company and wholly owned subsidiary of PXP (“PXP Offshore”), McMoRan Exploration Co., a Delaware corporation (“McMoRan”), McMoRan Oil & Gas LLC, a Delaware limited liability company and wholly owned subsidiary of McMoRan (“McMoRan Holdco”), McMoRan GOM, LLC, a Delaware limited liability company and wholly owned subsidiary of McMoRan Holdco (“McMoRan GOM”) and McMoRan Offshore LLC, a Delaware limited liability company and wholly owned subsidiary of McMoRan Holdco (“McMoRan Offshore”). PXP, PXP Gulf, PXP Offshore, McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, the Board of Directors of McMoRan and PXP have determined that this Agreement and the transactions contemplated hereby, including the Gulf Separation, the Offshore Separation, the Gulf Merger and the Offshore Merger (each as defined below), are in the best interests of McMoRan and PXP, respectively, and their respective stockholders and have previously approved this Agreement and the transactions contemplated hereby;

WHEREAS, McMoRan Holdco, as sole member of McMoRan GOM and McMoRan Offshore, has approved this Agreement and has determined that it is advisable and in the best interests of (i) McMoRan GOM to effect the merger of McMoRan GOM with and into PXP Gulf, with PXP Gulf being the survivor of the merger (“Gulf Merger”) and (ii) McMoRan Offshore to effect the merger of McMoRan Offshore with and into PXP Offshore, with PXP Offshore being the survivor of the merger (“Offshore Merger” and together with Gulf Merger, the “Mergers”), upon the terms and subject to the conditions set forth herein;

WHEREAS, PXP, as sole member of PXP Gulf and PXP Offshore, has approved this Agreement and has determined that it is advisable and in the best interests of PXP Gulf and PXP Offshore to effect the Gulf Merger and the Offshore Merger, respectively, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, McMoRan has entered into certain agreements, dated as of the date hereof (the “Financing Agreements”), with certain financing sources, providing for the issuance and sale by McMoRan of 700,000 shares (subject to adjustment as provided in the Financing Agreements) of convertible preferred stock of McMoRan and $200,000,000 in aggregate principal amount (subject to adjustment as provided in the Financing Agreements) of convertible notes of McMoRan (collectively, the “Financing Securities”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, PXP and certain individuals (or Affiliates of such individuals) of McMoRan have entered into that certain Support Agreement dated as of the date hereof (the “Support Agreement”) providing that such individuals (or Affiliates of such individuals) will vote the shares of McMoRan Common Stock (as defined herein) beneficially owned by them in favor of the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

SEPARATION AND MERGER

Section 1.1 Separation and Mergers. On the terms and subject to the conditions contained in this Agreement, the Parties agree to effect the Gulf Separation, the Offshore Separation, the Gulf Merger and the Offshore Merger.

Section 1.2 Certain Definitions. As used herein:

(a) “Adjusted Purchase Price” means the Purchase Price after calculating and applying the adjustments set forth in Section 2.4.

(b) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(c) “Affiliate Transaction” means any contract, agreement or arrangement (other than ordinary course director, officer or employee compensation or indemnification arrangements or pursuant to any stock-based compensation plans of McMoRan and its Subsidiaries) with any director or officer of McMoRan or its Subsidiaries, the value of which exceeds One Hundred Twenty Thousand Dollars ($120,000).

(d) “Assets” means all of PXP’s right, title and interest in and to the following:

(i) all of the Hydrocarbon leases; subleases and other leaseholds; carried interests; mineral interests; reversionary interests; royalty interests; overriding royalty interests; net profits interests; farmout rights; options; and other rights to Hydrocarbons and other minerals in place that are described on Exhibit A (together with all such additional interests associated with the Wells listed on Exhibit A-1, whether or not such interests are listed on Exhibit A) (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that PXP has in and to the Leases, or the lands covered thereby or lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(ii) all oil, gas, water, CO2 or injection wells shown on Exhibit A-1 attached hereto as well as all oil, gas, water, CO2 or injection wells located on the Lands, whether such wells are producing, shut-in, temporarily or permanently abandoned (the “Wells”);

(iii) all pools or units that include Lands or all or a part of any Lease or any Wells (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter collectively referred to as the “Properties”), and including all interests of PXP in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease or the Lands, and all tenements, hereditaments and appurtenances belonging to the Wells, Leases and Units;

(iv) all presently existing contracts, agreements and instruments applicable to the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, processing agreements, agreements for the sale and purchase of Hydrocarbons, all of which are hereinafter collectively referred to as “Contracts”, provided that “Contracts” shall not include the instruments constituting the Leases;

(v) all surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other rights to use the surface or seabed appurtenant to, and used or held for use primarily in connection with, the Properties, including, but not limited to, those set forth on Exhibit A-2;

(vi) all equipment, platforms, machinery, facilities, fixtures and other tangible personal property (including spare parts, pipe inventory, owned vehicles and leased vehicles) and improvements, all flow lines, pipelines, gathering systems, Well equipment (both surface and subsurface) and appurtenances thereto located on the Properties or used or held for use primarily in connection with the operation of the Properties or the production, transportation or processing of Hydrocarbons from the Properties (the “Equipment”), and, for the avoidance of doubt, all Hydrocarbons therein that do not constitute PXP Production;

(vii) the materials and equipment inventory, if any;

(viii) to the extent transferable, all rights to indemnities (except with respect to Excluded Obligations) and releases from third parties relating to the Properties; but only to the extent that such indemnities relate to liabilities, costs or obligations for which McMoRan, PXP Gulf or PXP Offshore is responsible under this Agreement, but excluding all other rights or causes of action in favor of PXP to the extent (i) attributable to periods of time prior to, or arising out of operation of the Assets prior to, the Effective Time and (ii) relating to liabilities, costs or obligations for which PXP is responsible under this Agreement, including but not limited to any and all contract rights, claims, receivables, revenues, recoupments, recoveries, adjustments, mispayments, erroneous payments or other claims of any nature in favor of PXP;

(ix) to the extent actually received by PXP, all insurance proceeds under policies of insurance in effect from the period of time between the Effective

Time and the Closing Date, if any, relating to the Properties, but only to the extent that such benefits relate to liabilities or costs (including costs for work to be performed after the Effective Time) for which McMoRan, PXP Gulf or PXP Offshore is responsible under this Agreement;

(x) all funds contained in the escrow accounts identified in Schedule 1.2(d)(x), which are for plugging and abandonment of wells constituting a portion of the Properties, and all funds payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by PXP as of the Closing Date (to the extent set forth on the relevant Schedule to the final settlement statement, as described in Section 8.4(b)), but excluding all refunds of costs, taxes or expenses borne by PXP attributable to periods of time prior to the Effective Time, including any such items owed to PXP which are held in suspense by third parties;

(xi) all Hydrocarbons produced from or attributable to the Properties from and after the Effective Time and all oil, condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline inventories of PXP from the Properties placed into storage from and after the Effective Time;

(xii) originals, to the extent available, or copies of all books, records, data, files, maps, and accounting records to the extent relating to the Assets, or used or held for use primarily in connection with the maintenance or operation of the Properties; including all production records, operating records, correspondence, lease records, well logs and other records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Properties); contract files; and all geological data to the extent related to the McMoRan Non-Operated Properties or the PXP Properties (including raw data and any interpretive data or information relating to such data, but excluding seismic data) or licenses, maps, electric logs, core data, pressure data and decline curves; but excluding (i) any books, records, data, files, maps, and accounting records which constitute PXP’s general corporate records or which are not transferable or cannot be disclosed without violating applicable Law or are restricted pursuant to a Material Consent that is not obtained pursuant to Section 3.5, (ii) any computer or communications software that is proprietary or licensed to PXP or to any Affiliate of PXP, (iii) any employee emails or any work product of legal counsel for PXP or any Affiliate of PXP other than Contracts and correspondence with Persons, including Governmental Authorities, who are not employed by or acting for such Affiliates or counsel for such Affiliates, (iv) seismic data and seismic licenses, and (v) records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons (collectively, the “Excluded Records”) (subject to such exclusions, the “Records”);

(xiii) any and all Governmental Authorizations relating to the Properties;

(xiv) radio licenses relating to the Properties except those for which change in ownership in connection with a sale of equity ownership is prohibited or subject to payment of a fee or other consideration and for which no consent to transfer has been received or for which McMoRan has not agreed in writing to pay the fee or other consideration as applicable; and

(xv) to the extent transferable without additional cost or expense to PXP (or if transferable with cost or expense but McMoRan agrees to reimburse all such cost and expense in full), all other assets, properties or rights of every kind and description, whether real, personal or mixed, tangible or intangible, to the extent owned, licensed or otherwise used or held for use solely in connection with the Assets, excluding any such items specifically excluded by the provisions of this definition.

The Parties agree that the Assets do not include mineral fee interests or mineral servitudes.

(e) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas.

(f) “COPAS” means the Council of Petroleum Accountants Societies, Inc.

(g) “Environmental Defect” means: (i) any written notice from a Governmental Authority asserting or alleging a violation of an Environmental Law; (ii) a condition on or affecting an Asset which violates an Environmental Law; (iii) a condition on or affecting an Asset with respect to which remedial or corrective action is required under Environmental Law; and (iv) any failure by PXP or the operator of an Asset (other than McMoRan) to perform or fulfill obligations imposed under Environmental Law, unless, in the case of clauses (i)–(iv) above, such Environmental Defect has been cured to McMoRan’s reasonable satisfaction or has been waived by McMoRan.

(h) “Environmental Law” means any foreign, federal, state or local Law (including all common law) regulating or relating to the protection of human health or safety, natural resources or the environment, including Laws relating to wetlands, pollution, environmental contamination or the use, generation, management, handling, injection, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

(i) “Environmental Permit” means any permit, license, registration, authorization or consent of any Governmental Entity and necessary to comply with applicable Environmental Laws.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “GAAP” means accounting principles generally accepted in the United States.

(m) “Governmental Authority” means any federal, state, local or foreign government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities, including the MMS and the Louisiana Department of Natural Resources

(n) “Gulf Assets” means all of PXP’s and its Subsidiaries’ respective right, title and interest in the Assets transferred to PXP Gulf, including the Assets set forth on Exhibit A designated as Gulf Assets.

(o) “Gulf Separation” means the transfer to PXP Gulf of all of PXP’s and its Subsidiaries’ respective right, title and interest in the Gulf Assets and the assumption by PXP Gulf of the Gulf Assumed Obligations, regardless of whether such transfer has received any Governmental Authority approval, including but not limited to approval by the MMS or the Louisiana State Mineral Board. As of the Gulf Separation, PXP Gulf will have no assets other than the Gulf Assets, and will have assumed or be liable for no liabilities or obligations other than the Gulf Assumed Obligations.

(p) “Hazardous Substances” means (a) any petrochemical or petroleum distillates or by-products, acidizing, well improvement, hydraulic fracturing (“fracking”) or drilling fluids, produced waters, radioactive materials (including naturally occurring radioactive materials), asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, explosives, and radon gas, and (b) any chemicals, materials, wastes, or substances defined, listed, or classified as or included in the definition or designations of “hazardous substances,” “solid waste,” “regulated substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or with respect to which liability or standards of conduct are imposed.

(q) “Hydrocarbons” means oil, gas and/or other liquid or gaseous hydrocarbons or any combination thereof, including any such hydrocarbons stored, in processing or partially processed, in transportation or infrastructure utilized therefor.

(r) “Indenture” means PXP’s indenture, dated as of March 13, 2007, by and among PXP, certain of PXP’s subsidiary guarantors thereunder and Wells Fargo Bank, N.A., as trustee, as supplemented by the First Supplemental Indenture, dated March 13, 2007, the Second Supplemental Indenture, dated June 5, 2007, the Third Supplemental Indenture, dated June 19, 2007, the Fourth Supplemental Indenture, dated November 14, 2007, the Fifth Supplemental Indenture, dated January 29, 2008, the Sixth Supplemental Indenture, dated February 13, 2008, the Seventh Supplemental Indenture, dated May 23, 2008, the Eighth Supplemental Indenture, dated July 10, 2008, the Ninth Supplemental Indenture, dated March 6, 2009, the Tenth Supplemental Indenture, dated September 11, 2009, and the Eleventh Supplemental Indenture, dated March 29, 2010.

(s) “Intervening Event” means, a material event or circumstance that was not known to the Board of Directors of McMoRan on the date of this Agreement (or if known, the consequences of which are not known to the Board of Directors of McMoRan as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of McMoRan prior to the time at which such party receives the Required McMoRan Approvals; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) the receipt or existence of any information that could lead to any acquisition by McMoRan of any business or assets other than the Assets, (ii) Title Defects and Casualty Losses which, in the aggregate, do not result in a failure of the condition in Section 7.3(d), (iii) any failure to arrange or consummate the transactions contemplated by the Financing Agreement, or (iv) any change in, or event or condition generally affecting, the oil and natural gas industry or exploration and production companies, including, without limitation, any change in oil or natural gas prices or price differentials.

(t) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.

(u) “Material Consent” means a valid, third-party consent or restriction in any Lease or Contract or otherwise applicable to any Asset that permits the third party, in its discretion, to withhold consent to, or place material restriction upon, the transfer of any Asset to PXP Gulf or PXP Offshore, other than (i) preferential rights to purchase and consents or waivers that may not be unreasonably withheld or which are subject to similar limitations on the refusal to grant waivers or consents and (ii) that certain Well Proposal and Turnkey Letter Agreement dated July 8, 2010 between Chevron U.S.A. Inc., McMoRan Holdco and PXP.

(v) “McMoRan Common Stock” means the common stock, par value $0.01 per share, of McMoRan.

(w) “McMoRan Material Adverse Effect” means any change, event, condition or effect that is materially adverse to the business, properties, management, financial position, stockholders’ equity or results of operations of McMoRan and McMoRan’s Subsidiaries taken as a whole, or the ability of McMoRan to consummate the transactions contemplated by this Agreement, except for any of the following or any such change, event, condition or effect resulting therefrom: (i) general economic, financial market, regulatory or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in or events or conditions generally affecting the oil and natural gas industry or exploration and production companies operating in the Gulf of Mexico, (iii) changes in oil and natural gas prices, including changes in price differentials, (iv) changes in other commodity prices, (v) any change of Law or changes to GAAP or interpretations thereof, (vi) the negotiation, execution, announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the transactions contemplated hereby, (vii) the accounting for McMoRan’s hedging activities, and any mark-to-market gains or losses with respect to such hedges, (viii) fluctuations in currency exchange rates, (ix) the filing, defense or settlement of any legal proceedings made or brought by any of the current or former stockholders of McMoRan (on their own behalf or on behalf of McMoRan) arising out of or related to this Agreement or the transactions contemplated hereby, (x) the failure to take action as a result of any restrictions or prohibitions set forth in Section 6.6(b) of this Agreement with respect to which PXP has refused, following McMoRan’s written request, to provide a waiver in a timely manner or at all, (xi) changes in the price or trading volume of McMoRan Common Stock, (xii) the failure of McMoRan or any of its

Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period, or (xiii) a downgrade in the ratings of any debt or debt securities of McMoRan or any of its Subsidiaries, except that clauses (i) through (v), (vii) and (viii) shall not prevent a determination that there has been a McMoRan Material Adverse Effect if the change or event referred to therein affects McMoRan and McMoRan’s Subsidiaries taken as a whole disproportionately relative to other industry participants in the Gulf of Mexico (provided that such change or event may be considered only to the extent of such disproportionate impact), and except that clause (xi), (xii) or (xiii) shall not prevent a determination that any underlying causes of such changes resulted in a McMoRan Material Adverse Effect.

(x) “McMoRan Non-Operated Properties” means Properties in which both McMoRan and PXP have an ownership or other interest, but for which neither McMoRan nor PXP is the operator.

(y) “McMoRan Operated Properties” means Properties for which McMoRan is the operator.

(z) “MMS” means the Bureau of Ocean Energy Management, Regulation and Enforcement, formerly known as the Minerals Management Service, Department of Labor, United States of America, and any successor thereto.

(aa) “Offshore Assets” means all of PXP’s and its Subsidiaries’ respective right, title and interest in the Assets transferred to PXP Offshore, including the Assets set forth on Exhibit A designated as Offshore Assets.

(bb) “Offshore Separation” means the transfer to PXP Offshore of all of PXP’s and its Subsidiaries’ respective right, title and interest in the Offshore Assets and the assumption by PXP Offshore of the Offshore Assumed Obligations, regardless of whether such transfer has received any Governmental Authority approval, including but not limited to approval by the MMS or the Louisiana State Mineral Board. As of the Offshore Separation, PXP Offshore will have no assets other than the Offshore Assets, and will have assumed or be liable for no liabilities or obligations other than the Offshore Assumed Obligations.

(cc) “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(dd) “Property Costs” means all operating expenses (including costs of insurance and Property Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes), capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement. Notwithstanding anything herein to the contrary, in no event shall any Excluded Obligation be considered to be a Property Cost.

(ee) “Property Taxes” means all real property, personal property, ad valorem, severance, production and similar Taxes.

(ff) “Proxy Statement” means the proxy materials that shall constitute the proxy statement relating to the matters to be submitted to the stockholders of McMoRan at the McMoRan Stockholders Meeting.

(gg) “PXP Employee Liabilities” means any liabilities (i) to employees of PXP or any of its Affiliates arising under the Worker Adjustment Retraining Notification Act of 1988 as a result of actions taken by PXP or any of its Affiliates, (ii) arising out of claims by employees of PXP or any of its Affiliates that relate to their employment with, or the terminations of their employment from, PXP, (iii) arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to, or maintained by, PXP or any of its Affiliates, or (iv) arising under ERISA for which McMoRan may have any liability under ERISA as a result of the consummation of the transactions contemplated by this Agreement.

(hh) “PXP Material Adverse Effect” means any change, event, condition or effect that is materially adverse to the ownership, operation or value of the Assets or PXP’s business, financial position or results of operations with respect to the Assets, or the ability of PXP to consummate the transactions contemplated by this Agreement, except for any of the following or any such change, event, condition or effect resulting therefrom: (i) general economic, financial market, regulatory or political conditions, any outbreak of hostilities or war, acts of terrorism, natural disasters or other force majeure events, in each case in the United States or elsewhere, (ii) changes in or events or conditions generally affecting the oil and natural gas industry or exploration and production companies, (iii) changes in oil and natural gas prices, including changes in price differentials, (iv) changes in other commodity prices, (v) any change of Law or changes to GAAP or interpretations thereof, (vi) the negotiation, execution, announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the transactions contemplated hereby, (vii) the accounting for PXP’s hedging activities, and any mark to market gains or losses with respect to such hedges, (viii) fluctuations in currency exchange rates, (ix) the filing, defense or settlement of any legal proceedings made or brought by any of the current or former stockholders of PXP (on their own behalf or on behalf of PXP) arising out of or related to this Agreement or the transactions contemplated hereby or (x) the failure to take action as a result of any restrictions or prohibitions set forth in Section 6.6(a) of this Agreement with respect to which McMoRan has refused, following PXP’s written request, to provide a waiver in a timely manner or at all, except that clauses (i) through (v) and (vii) and (viii) shall not prevent a determination that there has been a PXP Material Adverse Effect if the change or event referred to therein affects PXP and PXP’s Subsidiaries taken as a whole disproportionately relative to other industry participants (provided that such change or event may be considered only to the extent of such disproportionate impact).

(ii) “PXP Properties” means any Property that is not a McMoRan Non-Operated Property or a McMoRan Operated Property.

(jj) “Registration Rights Agreement” means the Registration Rights Agreement between McMoRan and PXP, entered into at Closing, and substantially in the form of Exhibit D.

(kk) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

(ll) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(mm) “SEC” means the Securities and Exchange Commission.

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Separation” means, collectively, the Gulf Separation and the Offshore Separation.

(pp) “Stockholder Agreement” means the Stockholder Agreement between McMoRan and PXP, entered into at Closing, and substantially in the form of Exhibit C.

(qq) “Subsidiary” of any Person means a corporation, limited liability company, partnership, joint venture or other organization of which: (a) such party or any other Subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s Subsidiaries; or (c) at least 50% of the equity interests is controlled by such party.

(rr) “Tax” or “Taxes” means all taxes, including income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other tax, together with any interest, fine or penalty thereon, or addition thereto.

(ss) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(tt) “Transaction Documents” means the Registration Rights Agreement and the Stockholder Agreement.

Section 1.3 The Separation.

(a) Gulf Separation. PXP and PXP Gulf shall take, or cause to be taken, any actions, including the transfer of Gulf Assets by PXP and its Subsidiaries to PXP Gulf by means of Conveyance 1 and the assumption of the Gulf Assumed Obligations by PXP Gulf necessary to effect the Gulf Separation on or prior to the Merger Effective Time (as defined below).

(b) Offshore Separation. PXP and PXP Offshore shall take, or cause to be taken, any actions, including the transfer of Offshore Assets by PXP and its Subsidiaries to PXP Offshore

by means of Conveyance 2 and the assumption of the Offshore Assumed Obligations by PXP Offshore necessary to effect the Offshore Separation on or prior to the Merger Effective Time (as defined below).

(c) Transfers of Assets. Following consummation of the Gulf Separation and the Offshore Separation, all of PXP’s and its Subsidiaries’ right, title and interest to all of the Assets shall have been transferred to PXP Gulf or PXP Offshore.

Section 1.4 The Mergers.

(a) Gulf Merger. After the consummation of the Gulf Separation and at the Merger Effective Time, in accordance with the provisions of this Agreement and Section 18-209 of the Delaware Limited Liability Company Act, as amended (the “DLLCA”), McMoRan GOM shall merge with and into PXP Gulf. Thereupon, McMoRan GOM shall cease to exist as a separate legal entity, and PXP Gulf shall continue in existence as a limited liability company under the laws of the State of Delaware and as the sole surviving entity in the Gulf Merger (the “Gulf Surviving Entity”).

(b) Offshore Merger. After the consummation of the Offshore Separation and at the Merger Effective Time, in accordance with the provisions of this Agreement and Section 18-209 of the DLLCA, McMoRan Offshore shall merge with and into PXP Offshore. Thereupon, McMoRan Offshore shall cease to exist as a separate legal entity, and PXP Offshore shall continue in existence as a limited liability company under the laws of the State of Delaware and as the sole surviving entity in the Offshore Merger (the “Offshore Surviving Entity” and, together with the Gulf Surviving Entity, the “Surviving Entities”).

(c) Treatment Under Indentures.

(i) PXP intends for the transfer of the equity interests in PXP Gulf (and the related transfer of the Gulf Assets) in the Gulf Merger to be treated as an “Asset Sale” within the meaning of Section 1.1 of the Indenture and subject to the provisions of Section 10.12 of the Indenture.

(ii) PXP intends for the acquisition of the McMoRan Common Stock in connection with the Offshore Merger to be treated as a “Restricted Investment” within the meaning of Section 1.1 of the Indenture and a “Restricted Payment” within the meaning of, and subject to, Section 10.9 of the Indenture.

Section 1.5 Conversion of Securities.

(a) PXP Gulf. At the Merger Effective Time, by virtue of the Gulf Merger and without any action on the part of any Party, PXP shall have the right to receive the Purchase Consideration in exchange for all of the issued and outstanding membership interests in PXP Gulf (the “Gulf Interests”). At the Merger Effective Time, the Gulf Interests shall cease to be outstanding and shall be cancelled, and PXP shall thereafter cease to have any rights with respect to the Gulf Interests, except the right to receive the Purchase Consideration; and the issued and outstanding membership interests of McMoRan GOM shall be converted into and become an equal number of membership interests of the Gulf Surviving Entity.

(b) PXP Offshore. At the Merger Effective Time, by virtue of the Offshore Merger and without any action on the part of any Party, PXP shall have the right to receive the Investment Consideration in exchange for all of the issued and outstanding membership interests in PXP Offshore (the “Offshore Interests”). At the Merger Effective Time, the Offshore Interests shall cease to be outstanding and shall be cancelled, and PXP shall thereafter cease to have any rights with respect to the Offshore Interests, except the right to receive the Investment Consideration; and the issued and outstanding membership interests of McMoRan Offshore shall be converted into and become an equal number of membership interests of the Offshore Surviving Entity.

Section 1.6 Effects of the Mergers. The Mergers shall have the effects set forth in Section 18-209(g) of the DLLCA. Without limiting the generality of the foregoing, and subject to the aforementioned provisions of the DLLCA, at the Merger Effective Time:

(a) each Surviving Entity shall possess all rights, title and interests to all property, real, personal and mixed, owned by each of PXP Gulf and PXP Offshore, respectively, and McMoRan GOM and McMoRan Offshore, respectively, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon; and

(b) each Surviving Entity shall possess all liabilities and obligations of each of PXP Gulf and PXP Offshore, respectively, and McMoRan GOM and McMoRan Offshore, respectively, and each Surviving Entity shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the Mergers, other than the Surviving Entities, respectively, shall be liable therefor.

Section 1.7 Certificate of Formation. At the Merger Effective Time, the certificates of formation of McMoRan GOM and McMoRan Offshore immediately prior to the Merger Effective Time shall be the certificates of formation of each respective Surviving Entity.

Section 1.8 Merger Effective Time. The effective date and time of each of the Mergers (the “Merger Effective Time”) shall be the date and time of the filing of the certificate of merger associated with each Merger with the Secretary of State of the State of Delaware (or such later time and date as may be expressed therein as the effective date and time of such Merger).

Section 1.9 Effective Time; Proration of Costs and Revenues.

(a) The Mergers shall occur at the Closing, but, subject to the occurrence of the Closing, certain financial benefits and burdens in respect of the Assets shall be transferred effective as of 12:01 a.m. local time on August 1, 2010 where the Assets were located (the “Effective Time”).

(b) Subject to Section 2.3(a)(iv) and the following sentence, McMoRan shall be entitled to all Hydrocarbons produced from or attributable to the Properties on and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets on and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred on and after the Effective Time. PXP shall be entitled to all production of Hydrocarbons from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.

(c) For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.9, all oil, gas and other Hydrocarbons in tanks (but not pipelines) above the pipeline sales connection as of the Effective Time shall be credited to the PXP (the “PXP Production”). PXP shall provide to McMoRan, no later than five (5) Business Days prior to Closing, all data necessary to support any estimated allocation.

(d) Except as set forth in Section 8.4(c), Property Taxes with respect to the Assets, surface use fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before or on and after the Effective Time, except that production, severance and similar Property Taxes measured by units of production shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, before or on and after the Effective Time with respect to the Assets. Except as set forth in Section 8.4(c), in each case, McMoRan shall be responsible for the portion of Property Costs allocated to any Asset to the period on and after the Effective Time and PXP shall be responsible for the portion of Property Costs allocated to any Asset to the period before the Effective Time, and in each case, adjustments will be made, as applicable, pursuant to Section 2.3 to reflect the foregoing. PXP is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which PXP is in whole or in part responsible; provided, that PXP shall not agree to any adjustments to previously assessed costs for which McMoRan is liable or settle, compromise or abandon any audit or other administrative or judicial proceeding for which McMoRan may have liability or which could reasonably be expected to have a significant adverse effect on McMoRan after the Effective Time, without the prior written consent of McMoRan, such consent not to be unreasonably withheld. PXP shall provide McMoRan with a copy of all applicable audit reports and written audit agreements received by PXP and relating to periods for which McMoRan is partially responsible and provide McMoRan with a timely and reasonably detailed account of each stage of such audit or proceeding.

ARTICLE 2

PURCHASE PRICE

Section 2.1 Assumed Obligations and Excluded Obligations.

(a) Gulf Assumed Obligations. Without limitation of McMoRan’s rights to indemnity under Article 10, upon consummation of the Gulf Separation, PXP Gulf shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of PXP, known or unknown, with respect to the Gulf Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including obligations (to the extent related to the Gulf Assets) to (i) pay working interests, royalties, overriding royalties and other interests held in suspense to the extent set forth on the schedule to be attached to the final settlement as described in Section 8.4(b), (ii) properly plug and abandon any and all Wells drilled on the Properties or otherwise pursuant to the Gulf

Assets, (iii) replug any Well or previously plugged Well on the Properties to the extent required by any Governmental Authority, (iv) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Gulf Assets, (v) clean up, restore and/or remediate the premises covered by or related to the Gulf Assets in accordance with applicable agreements, orders, directives, judgments or Laws, (vi) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws or Environmental Laws, and (vii) pay working interests, royalties, overriding royalties and other interests payable to third parties on account of Hydrocarbons produced from the Gulf Assets after the Effective Time (all of said obligations and liabilities being herein referred to as the “Gulf Assumed Obligations”).

(b) Offshore Assumed Obligations. Without limitation of McMoRan’s rights to indemnity under Article 10, upon consummation of the Offshore Separation, PXP Offshore shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of PXP, known or unknown, with respect to the Offshore Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including obligations (to the extent related to the Offshore Assets) to (i) pay working interests, royalties, overriding royalties and other interests held in suspense to the extent set forth on the schedule to be attached to the final settlement as described in Section 8.4(b), (ii) properly plug and abandon any and all Wells drilled on the Properties or otherwise pursuant to the Offshore Assets, (iii) replug any Well or previously plugged Well on the Properties to the extent required by any Governmental Authority, (iv) dismantle, salvage and remove any equipment, structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Offshore Assets, (v) clean up, restore and/or remediate the premises covered by or related to the Offshore Assets in accordance with applicable agreements, orders, directives, judgments or Laws, (vi) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws or Environmental Laws, and (vii) pay working interests, royalties, overriding royalties and other interests payable to third parties on account of Hydrocarbons produced from the Offshore Assets after the Effective Time (all of said obligations and liabilities being herein referred to as the “Offshore Assumed Obligations” and, together with the Gulf Assumed Obligations, the “Assumed Obligations”).

(c) Excluded Obligations. Notwithstanding anything in this Section 2.1 to the contrary, the Assumed Obligations shall not include, and PXP Gulf and PXP Offshore shall not assume, any obligations or liabilities of PXP to the extent that they are (such excluded obligations and liabilities, the “Excluded Obligations”):

(i) attributable to or arising out of an Asset not conveyed to McMoRan, PXP Gulf or PXP Offshore pursuant to Sections 3.4 or 3.5;

(ii) the continuing responsibility of PXP under Section 11.2;

(iii) Property Costs for which PXP is responsible pursuant to Section 1.9(d), except as set forth in Section 8.4(c);

(iv) PXP Employee Liabilities;

(v) any Taxes of PXP or its Subsidiaries that are based upon or related to income or receipts (other than, with respect to PXP Gulf and PXP Offshore, any such Taxes arising after the Merger Effective Time) and any other Taxes of PXP or its Subsidiaries that are not related to the Assets, but for the avoidance of doubt not including “Property Taxes” relating to the Assets;

(vi) except to the extent described in Section 1.2(d)(x), working interests, royalties, overriding royalties and other interests payable to third parties on account of Hydrocarbons produced from the Assets prior to the Effective Time;

(vii) attributable to or arising out of any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets and attributable to the period of time prior to the Effective Time; and

(viii) fines, penalties, and assessments issued by a Governmental Authority with respect to the Assets and attributable to periods of time prior to the Effective Time.

Section 2.2 Purchase Price.

(a) Gulf Merger. The consideration for the Gulf Merger shall consist of the payment by McMoRan to PXP of Seventy-Five Million Dollars ($75,000,000) in cash (the “Purchase Consideration”).

(b) Offshore Merger. The consideration for the Offshore Merger shall consist of the delivery by McMoRan to PXP of 51,000,000 validly issued, fully paid and non-assessable shares (the “McMoRan Shares”) of McMoRan Common Stock (the “Investment Consideration,” and collectively with the Purchase Consideration, the “Purchase Price”).

Section 2.3 Working Capital Calculation.

(a) At the Closing and in accordance with Sections 8.2(h) and 8.3(a), McMoRan shall pay to PXP an amount in cash equal to the sum of the following, without duplication and with all such amounts being determined in accordance with GAAP and COPAS standards, as applicable:

(i) to the extent not constituting Excluded Obligations, the amount of any costs and expenses actually paid by PXP and its Affiliates related to owning, operating, producing and maintaining the Assets from and after the Effective Time, including capital expenditures;

(ii) to the extent not constituting Excluded Obligations, the amount of all prepaid expenses, including Property Taxes and assessments based upon or measured by ownership, relating to the Assets, paid by PXP and attributable to periods of time after the Effective Time;

(iii) the amount of all Property Costs attributable to the Properties on and after the Effective Time which are incurred and paid by PXP.

(iv) the value of the following items, less any applicable severance Taxes and royalties which are the obligation of McMoRan: (a) all PXP Production based on the applicable sales contract as of the Effective Time (net of any of the following for which McMoRan is responsible): (A) royalties, overriding royalties, net profits interests and other similar burdens payable out of PXP Production, and (B) costs of gathering, processing, insurance and transportation fees paid in connection with a sale), and (b) all gas imbalance volumes related to the Assets owed to PXP by a third party as of the Effective Time, multiplied by $5.00 per mmbtu (net of all applicable amounts payable under the balancing agreement for which McMoRan is responsible);

(v) the amount of all proceeds paid to McMoRan from the sale of production (net of (A) all applicable royalties, overriding royalties, net profits interests and other similar burdens paid or to be paid by McMoRan and (B) costs of gathering, processing, insurance and transportation fees paid or to be paid by McMoRan) attributable to the Assets for periods of time prior to the Effective Time; and

(vi) $2,980,616.00 prepaid by PXP related to unused pipe inventory purchased pursuant to AFE #55618 as shown on Schedule 4.10.

(b) At the Closing and in accordance with Sections 8.2(h) and 8.3(a), PXP shall pay to McMoRan an amount in cash equal to the sum of the following, without duplication and with all such amounts being determined in accordance with GAAP and COPAS standards, as applicable:

(i) the amount of all proceeds paid or to be paid to PXP or its Affiliates, including proceeds from the sale of Hydrocarbons which are not PXP Production (net of any (A) royalties, overriding royalties, net profits interests and other similar burdens payable out of non-PXP Production which are not included in Property Costs, and (B) costs of gathering, processing, insurance and transportation fees paid in connection with a sale which are not included in Property Costs), attributable to the Properties for periods of time after the Effective Time;

(ii) an amount equal to all Property Costs to be paid by McMoRan relating to the Assets, that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Time; and

(iii) all gas imbalance volumes related to the Assets due and owing by PXP to a third party as of the Effective Time, multiplied by $5.00 per mmbtu (net of all applicable amounts payable under the balancing agreement for which PXP is responsible).

(c) As used in this Agreement, “Net Working Capital” means the amount determined pursuant to Section 2.3(a) minus the amount determined pursuant to Section 2.3(b).

Section 2.4 Purchase Price Adjustments.

(a) Increases in Purchase Price. The Purchase Consideration and the Investment Consideration shall be increased in accordance with Sections 2.5(a) and 2.5(c) by an aggregate amount equal to the sum of the amount of all upward adjustments to the Purchase Price provided for in this Agreement, including any Title Benefit adjustment as, and only to the extent, set forth in Section 3.4(f).

(b) Decreases in Purchase Price. The Purchase Consideration and the Investment Consideration shall be decreased in accordance with 2.5(a) and 2.5(c) by an aggregate amount equal to the amount of all downward adjustments to the Purchase Price provided for in this Agreement, including any adjustments as set forth in Sections 3.4, and 3.5.

Section 2.5 Manner and Effect of Working Capital Calculations and Purchase Price Adjustments.

(a) In the event of any adjustment pursuant to Sections 2.4(a) or 2.4(b) which relates to PXP Gulf or Gulf Assets conveyed or to be conveyed to PXP Gulf, the Purchase Consideration shall be increased or decreased, as the case may be, by an amount in cash equal to such adjustment. In the event of any adjustment pursuant to Sections 2.4(a) or 2.4(b) which relates to PXP Offshore or Offshore Assets conveyed or to be conveyed to PXP Offshore, the Investment Consideration shall be increased or decreased, as the case may be, by a number of shares of McMoRan Common Stock equal to the product obtained by dividing (i) the dollar amount of such adjustment by (ii) the closing price per share of McMoRan Common Stock on the date that is immediately prior to the Title Claim Date. No fractional shares of McMoRan Common Stock shall be issued, it being agreed that a fractional share of McMoRan Common Stock shall be rounded to the nearest whole number (with a 0.5 share of McMoRan Common Stock being rounded to the next higher whole number).

(b) The calculation described in Section 2.3(a)(iv) shall serve to satisfy, up to the amount of a calculation, McMoRan’s entitlement under Section 1.9(b) to Hydrocarbon production from or attributable to the Assets between the Effective Time and the Closing and to other income, proceeds, receipts and credits earned with respect to the Assets between the Effective Time and the Closing, and McMoRan shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which a calculation has been made. Similarly, the calculation described in Section 2.3(a)(iii) shall serve to satisfy, up to the amount of a calculation, McMoRan’s obligation under Section 1.9(d) to pay Property Costs attributable to the ownership and operation of the Assets which are incurred between the Effective Time and the Closing.

(c) In the event that any Property is held back at the Closing pursuant to Sections 3.4 or 3.5, no adjustment to the Purchase Price pursuant to Section 2.4 with respect to such Property shall be made, nor shall any Working Capital Calculation pursuant to Section 2.3 account for such Property unless and until such Property is transferred to McMoRan pursuant to the terms of this Agreement.

ARTICLE 3

TITLE AND ENVIRONMENTAL MATTERS

Section 3.1 Title.

(a) PXP represents and warrants to McMoRan that PXP’s title to the Properties as of the Effective Time is Defensible Title.

(b) Each Conveyance shall contain a special warranty of title against every Person lawfully claiming or to claim the Properties or any part thereof by, through and under PXP, but not otherwise, subject to Permitted Encumbrances, but shall otherwise be without warranty of title, express, implied or statutory, except that Conveyance 1 and Conveyance 2 shall transfer to PXP Gulf and PXP Offshore, respectively, all rights or actions on title warranties given or made by PXP’s predecessors (other than Affiliates of PXP), to the extent PXP may legally transfer such rights.

(c) McMoRan shall not be entitled to protection under PXP’s special warranty of title in the Conveyances against any Title Defect reported in accordance with this Article 3 and/or any Title Defect expressly disclosed as such in writing to McMoRan at least ten (10) days prior to the Title Claim Date or of which McMoRan has knowledge prior to the Title Claim Date.

(d) Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of PXP set forth in Article 4, then McMoRan shall only be entitled to assert such matter (i) before Closing, as a Title Defect to the extent permitted by this Article 3, or (ii) after Closing, as a breach of PXP’s special warranty of title contained in the Conveyances to the extent permitted by this Section 3.1, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

(e) The remedies provided in this Article 3 are the sole and exclusive remedies for McMoRan with respect to Title Defects (including Environmental Defects). McMoRan hereby waives and releases any remedies or claims (whether at law or in equity) respecting Title Defects (including Environmental Defects) that it may have against PXP from and after the Closing Date under applicable Laws, except solely those remedies provided in this Article 3. By way of example and not limitation, other than the sole remedy provided in this Article 3, McMoRan hereby waives and releases PXP from and against any claims (whether at law or in equity) McMoRan may have to cost recovery, contribution, indemnity, penalties, citizen’s suits or otherwise arising under any Environmental Law, including without limitation any claims arising under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the federal Oil Pollution Act of 1990, as amended.

(f) References in this Agreement to title or interests held by PXP shall be deemed to be references to PXP prior to the consummation of the Separation.

Section 3.2 Definition of Defensible Title. As used in this Agreement, the term “Defensible Title” means that title of PXP which, subject to Permitted Encumbrances:

(a) entitles PXP to receive throughout the duration of the productive life of any Lease (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the “net revenue interest” share shown in Exhibit A, of all Hydrocarbons produced, saved and marketed from such Lease, Well or Unit except decreases in connection with those operations in which PXP may be a non-consenting co-owner, decreases resulting from the establishment or amendment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries;

(b) obligates PXP to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, a Lease, Well or Unit not greater than the “working interest” shown in Exhibit A, without increase throughout the productive life of such Lease, Well or Unit except as stated in Exhibit A and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in PXP’s net revenue interest; and

(c) is free and clear of all Encumbrances other than Permitted Encumbrances.

As used in this Agreement, the term “Encumbrance” means any lien, charge, encumbrance, irregularity or other defect, and the term “Title Defect” means any Encumbrance that causes a breach of PXP’s representation and warranty in Section 3.1(a) or any Environmental Defect. As used in this Agreement, the term “Title Benefit” means any right, circumstance or condition that operates to increase the net revenue interest of PXP in any Properties above that shown on Exhibit A, without causing a greater than proportionate increase in PXP’s working interest above that shown in Exhibit A. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(1)	defects based solely on (i) lack of information in PXP’s files, or (ii) references to an unrecorded document(s) if such document(s) is not in PXP’s files;

(2)	defects arising out of lack of corporate or other entity authorization, unless McMoRan provides affirmative evidence that the action was not authorized and results in a third-party’s actual and superior claim of title to the relevant Property;

(3)	defects based on failure to record Leases issued by any Governmental Authority, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county or parish in which such Property is located;

(4)	defects based on a gap in PXP’s chain of title in the county or parish records as to fee Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in a notice of Title Defect;

(5)	defects based on lack of assignments of McMoRan Operated Properties and McMoRan Non-Operated Properties to PXP or where McMoRan holds title for the benefit of PXP or the failure of McMoRan or its Affiliates (for any reason) to provide assignments of record title or operating rights in such Properties, or other appropriate transfer documentation relating to such Properties, to PXP;

(6)	defects that have been cured by applicable Laws of limitations or prescription; and

(7)	defects (i) on any Property in which McMoRan (or an Affiliate of McMoRan) also owns an interest and which defect burdens McMoRan’s (or such Affiliate’s) interest in the Property to the same extent or (ii) arising out of any action taken by PXP in conjunction with McMoRan (or an Affiliate of McMoRan) or at the direction or request of McMoRan (or an Affiliate of McMoRan).

Section 3.3 Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” with respect to an Asset means any or all of the following:

(a) lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce PXP’s net revenue interests below that shown in Exhibit A or increase PXP’s working interest above that shown in Exhibit A without at least a proportionate increase in the net revenue interest;

(b) the terms and conditions of all Contracts, to the extent that they do not, individually or in the aggregate, (i) reduce PXP’s net revenue interests below that shown in Exhibit A, (ii) increase PXP’s working interest above that shown in Exhibit A without at least a proportionate increase in the net revenue interest or (iii) adversely affect the ability to operate the Properties, including the sale or transportation of the Hydrocarbons;

(c) preferential rights to purchase;

(d) third-party consent requirements and similar restrictions with respect to which (i) waivers or consents are obtained by PXP from the appropriate parties prior to the Closing, (ii) waivers or consents are deemed to have been obtained because the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer, or (iii) are not Material Consents;

(e) liens for current Taxes or assessments (i) not yet delinquent or, (ii) if delinquent, being contested in good faith by appropriate actions as described in Schedule 3.3(e);

(f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by applicable Law), or if delinquent, being contested in good faith by appropriate actions;

(g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases, licenses, concessions, production sharing agreements or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(h) excepting circumstances where such rights have already been triggered as of the Effective Time, rights of reassignment arising upon intention to abandon or release any of the Leases;

(i) easements, rights-of-way, servitudes, permits and other rights in respect of surface and subsurface operations not involving the extraction of Hydrocarbons;

(j) calls on production under the existing Contracts listed on Schedule 3.3(j);

(k) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Leases in any manner and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Authority;

(l) any Encumbrance on or affecting the Assets which is expressly assumed, bonded or paid by McMoRan by a separate instrument at or prior to Closing or which is discharged by PXP at or prior to Closing;

(m) any matters shown on Exhibit A;

(n) matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold set forth in Section 3.4(i);

(o) liens granted under applicable joint operating agreements;

(p) liens under the PXP’s Credit Agreement and related loan and security documents which will be released prior to or concurrently with the Closing; and

(q) any other Encumbrances which (i) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Properties subject thereto or affected thereby (as currently used or owned), (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning oil and gas properties and (iii) do not, individually or in the aggregate, reduce PXP’s net revenue interests below that shown in Exhibit A or increase PXP’s working interest above that shown in Exhibit A without at least a proportionate increase in the net revenue interest.

Section 3.4 Notice of Title Defects; Defect Adjustments.

(a) To assert a claim arising out of a breach of Section 3.1, McMoRan must deliver a claim notice to PXP promptly after becoming aware of a Title Defect but in any event on or before the date that is the earlier of (i) forty (40) days after the date hereof and (ii) twenty (20) days prior to the Closing Date, (such date, the “Title Claim Date”), except as otherwise provided under Sections 3.5 or 3.6. Such notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Leases or Wells affected, (iii) the Allocated Consideration of such Leases or Wells subject to the alleged Title Defect(s), (iv) supporting documents reasonably necessary for PXP (as well as any title attorney or examiner hired by PXP) to verify the existence of the alleged Title Defect(s) and (v) the amount by which McMoRan reasonably believes the Allocated Consideration of those Leases are reduced by the alleged Title Defect(s) and the computations and information upon which McMoRan’s belief is based. McMoRan shall be deemed to have waived all Title Defects for which PXP has not been given notice on or before the Title Claim Date.

(b) Should McMoRan discover any Title Benefit on or before the Title Claim Date, McMoRan shall as soon as practicable, but in any case by the Title Claim Date, deliver to PXP a notice including (i) a description of the Title Benefit, (ii) the Leases affected, (iii) the Allocated Consideration of the Leases subject to such Title Benefit and (iv) the amount by which McMoRan reasonably believes the Allocated Consideration of those Leases is increased by the Title Benefit, and the computations and information upon which McMoRan’s belief is based. PXP shall have the right, but not the obligation, to deliver to McMoRan a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by PXP. PXP shall be deemed to have waived all Title Benefits of which neither Party has given notice on or before the Title Claim Date, except to the extent McMoRan has failed to give a notice which it was obligated to give under this Section 3.4(b).

(c) PXP shall have the right, but not the obligation on or before the Closing Date, to attempt, at its sole cost, to cure any Title Defects of which it has been notified by McMoRan in accordance with the requirements of Section 3.4(a), or to remove from the Closing and the Conveyances any Assets affected by such Title Defects.

(d) With respect to each Lease affected by Title Defects reported under Section 3.4(a) and not cured or removed by PXP as permitted under Section 3.4(c), such Lease and Assets associated therewith shall be included in the Closing and the Conveyances subject to all such uncured Title Defects and the Purchase Price allocated to such Lease shall be reduced by an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Consideration for such Lease caused by such uncured Title Defects, as determined pursuant to Section 3.4(g). If Closing occurs and there are uncured Title Defects, then PXP shall have sixty (60) days after Closing to cure any such Title Defect. If any such Title Defect is cured within such sixty (60) day period, then McMoRan shall promptly pay to PXP an amount equal to (and in the form of) the amount by which the Purchase Price was reduced prior to Closing. Such adjustment shall be included in the post-closing statement delivered pursuant to Section 8.4(b).

(e) If an Asset affected by a Title Defect is removed from the Closing and the Conveyances by PXP as provided in Section 3.4(c), then the Purchase Price (in the form that would have been payable by McMoRan for such Asset) shall be decreased by the Allocated Consideration for such Asset. In the case of an Asset that has been removed from the Closing and the Conveyances by PXP as provided in Section 3.4(c), PXP shall have 60 days after Closing to cure any such Title Defect. If any such Title Defect is cured within such 60 day period, then PXP shall promptly transfer such Asset to McMoRan, and McMoRan shall promptly accept such transfer from PXP. At the time of any such transfer, McMoRan shall pay to PXP an amount equal to (and in the form of) the amount by which the Purchase Price was reduced prior to Closing as a result of the removal of such Asset.

(f) With respect to each Lease affected by Title Benefits reported under Section 3.4(b) (or which should have been reported by McMoRan under Section 3.4(b)), the Purchase Price allocated to such Lease shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Consideration for such Lease caused by such Title Benefits, as determined pursuant to Section 3.4(h), but in no event will the aggregate upward adjustments to the Purchase Price as a result of Title Benefits exceed the aggregate downward adjustments to the Purchase Price due to Title Defects.

(g) The Title Defect Amount resulting from a Title Defect shall be determined as follows:

(i) if McMoRan and PXP agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is an Encumbrance which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Asset;

(iii) if the Title Defect represents a discrepancy between (A) the actual net revenue interest for any Lease or Well and (B) the net revenue interest stated on Exhibit A for such Lease or Well, then the Title Defect Amount shall be the product of the Allocated Consideration for the affected Lease or Well multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the net revenue interest stated on Exhibit A, provided that if the Title Defect is not effective or does not affect a Lease throughout its entire term, the Title Defect Amount determined under this Section 3.4(g)(iii) shall be reduced accordingly;

(iv) if the Title Defect represents an Encumbrance of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Consideration of the Lease or Well so affected, the portion of the Lease or Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Lease or Well, the amount that can reasonably be shown to be the reasonable cost and expense of curing the Title Defect, the values placed upon the Title Defect by McMoRan and PXP and such other factors as are necessary to make a proper evaluation;

(v) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effect of all Title Defects upon any given Lease or Well shall not exceed the Allocated Consideration of such Lease or Well; and

(vi) the Title Defect Amount with respect to a Lease or Well shall be determined without duplication of any costs or losses (i) included in another Title Defect Amount hereunder, (ii) included in a casualty loss under Section 3.6, or (iii) for which McMoRan otherwise receives credit in the calculation of the Adjusted Purchase Price. To the extent that the cost to cure any Title Defect will result in the curing of all or a part of one or more other Title Defects, such cost of cure shall be allocated among the Leases or Wells so affected on a fair and reasonable basis.

(h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Consideration of the affected Lease multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the net revenue interest stated on Exhibit A, provided that if the Title Benefit is not effective or does not affect a Lease throughout its entire term, the Title Benefit Amount determined under this Section 3.4(h) shall be reduced accordingly.

(i) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by PXP for individual Title Defects (including Title Defects constituting Environmental Defects) that do not exceed Twenty-Five Thousand Dollars ($25,000) (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by PXP for Title Defects (including Title Defects constituting Environmental Defects) unless the amount of all such Title Defects (assuming that such Title Defect exceeds the Individual Title Threshold), in the aggregate (excluding any Title Defects cured or indemnified by PXP) exceeds Thirteen Million Dollars ($13,000,000) (the “Aggregate Title Deductible”), after which point McMoRan shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects in excess of the Aggregate Title Deductible. Where the actions of PXP have created a Title Defect affecting a Property, the foregoing Individual Title Threshold and Aggregate Title Deductible shall not apply to the adjustments for such Title Defect.

(j) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any increase in the Purchase Price for individual Title Benefits that do not exceed (A) Twenty-Five Thousand Dollars ($25,000); and (ii) in no event shall there be any increase in the Purchase Price for any Title Benefits unless the amount of all Title Benefits, in the aggregate, exceeds Thirteen Million Dollars ($13,000,000) (the “Aggregate Benefit Deductible”), after which point PXP shall be entitled to an increase to the Purchase Price in excess of such Aggregate Benefit Deductible as, and only to the extent, set forth in Section 3.4(f).

(k) Subject to Sections 3.4(c), (d) and (e), PXP and McMoRan shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts by three days prior to the Closing Date. If PXP and McMoRan are unable to agree by that date, PXP’s estimate shall be used to determine the Closing Payment pursuant to Section 8.4(a), and the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(k). During the 10-day period following the Closing Date, Title Defect

Amounts and Title Benefit Amounts in dispute shall be submitted to an attorney with at least 10 years’ experience in oil and gas titles as selected by mutual agreement of McMoRan and PXP or absent such agreement during the 10-day period, by the Houston, Texas office of the American Arbitration Association (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.4. The Title Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including title attorneys from other states and petroleum engineers. In no event shall any Title Defect Amount exceed the estimate given by McMoRan in its claim notice delivered in accordance with Section 3.4(a) and in no event shall any Title Benefit Amount exceed the estimate given by PXP or McMoRan, as applicable, in a claim notice delivered in accordance with Section 3.4(b). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. PXP and McMoRan shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Title Arbitrator.

Section 3.5 Consents to Assignment.

(a) Within five (5) Business Days after the date hereof, PXP shall prepare and send notices to the holders of Material Consent rights requesting consents to the Conveyances. PXP shall use commercially reasonable efforts to cause such consents to assignment to be obtained and delivered prior to Closing, provided that PXP shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents. McMoRan shall cooperate with PXP in seeking to obtain such consents to assignment.

(b) In no event shall there be included in any Conveyance any Asset for which a Material Consent requirement has not been satisfied or waived, and the affected Asset shall be held back from the Assets included in the Closing or the Conveyances and the Purchase Price shall be (i) decreased by the Allocated Consideration of the Asset and (ii) adjusted in the same manner as the adjustments in Sections 2.3(a) and 2.3(b). Any Asset so held back at the time of the Conveyances will be conveyed to PXP Gulf or PXP Offshore, as applicable, at a delayed Closing (which shall become the new Closing Date with respect to such Asset), within ten (10) days following the date on which the Material Consent is satisfied or waived. At the delayed Closing, McMoRan shall pay to PXP an amount equal to (and in the form of) the amount by which the Purchase Price was reduced prior to Closing as a result of holding back such Asset; provided, however, if all such Material Consents with respect to any Asset so held back at the time of the Conveyances are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section 3.5 within sixty (60) days after the Conveyances have occurred with respect to any Assets, then such Asset shall be eliminated from the Assets and this Agreement with respect to non-compliance with such Material Consents related to such Asset.

In cases in which the Asset subject to a Material Consent is a Contract and PXP Gulf or PXP Offshore is assigned the Properties to which the Contract relates, but the Contract is not transferred to PXP Gulf or PXP Offshore due to the unwaived Material Consent requirement, McMoRan shall continue after Closing to use its commercially reasonable efforts to obtain the Material Consent so that such Contract can be transferred to PXP Gulf or PXP Offshore upon receipt of such consent.

Section 3.6 Casualty or Condemnation Loss. If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, McMoRan shall nevertheless be required to close. In the event that the amount of the costs and expenses associated with repairing or restoring all Assets affected by such casualty or the Allocated Consideration, determined in the same manner as a Title Defect in accordance with Section 3.4(g), for all Assets taken in a condemnation or pursuant to right of eminent domain (the “Casualty Value”) exceeds 1.0% of the unadjusted Purchase Price (disregarding the Individual Title Threshold and Aggregate Title Deductible), PXP must elect by written notice to McMoRan prior to Closing either (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at PXP’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify McMoRan through a document reasonably acceptable to PXP and McMoRan against any costs or expenses that McMoRan reasonably incurs to repair the Assets subject to any casualty or taking or (iii) to treat such casualty or taking as a timely notified, valid Title Defect with respect to the affected Assets under Section 3.4 (disregarding the Individual Title Threshold and Aggregate Title Deductible). In each case, PXP shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PXP

Section 4.1 Disclaimers.

(a) Except as and to the extent expressly set forth in Articles 3 and 4 or in the certificate of PXP to be delivered pursuant to Section 8.2(b) or in the Conveyances, (i) PXP makes no representations or warranties, express or implied, and (ii) PXP expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to McMoRan or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to McMoRan by any officer, director, employee, agent, consultant, representative or advisor of PXP or any of its Affiliates).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THIS ARTICLE 4 OR IN THE CERTIFICATE OF PXP TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(b) OR IN EITHER CONVEYANCE, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PXP EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY

DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO MCMORAN OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT MCMORAN HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS MCMORAN DEEMS APPROPRIATE.

(c) Subject to the foregoing provisions of this Section 4.1, and the other terms and conditions of this Agreement, PXP represents and warrants to McMoRan the matters set out in Sections 4.2 through 4.23.

Section 4.2 Existence and Qualification. Each of PXP, PXP Gulf and PXP Offshore is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business and is in good standing in each jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not, individually or in the aggregate, have a PXP Material Adverse Effect.

Section 4.3 Power. Each of PXP, PXP Gulf and PXP Offshore has the corporate or limited liability company power to enter into and perform this Agreement, the Transaction Documents and all other documents required to be executed and delivered by PXP, PXP Gulf and PXP Offshore at Closing and to consummate the transactions contemplated by this Agreement (and such documents).

Section 4.4 Authorization, Execution and Enforceability. The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by PXP, PXP Gulf and PXP Offshore at Closing) and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company action on the part of PXP, PXP Gulf and PXP Offshore. This Agreement has been duly executed and delivered by PXP, PXP Gulf and PXP Offshore (and all documents required to be executed and delivered by PXP, PXP Gulf and PXP Offshore at Closing, including the Transaction Documents, will be duly executed and delivered by PXP, PXP Gulf and PXP Offshore) and this Agreement constitutes, and at the Closing, assuming the due and valid execution and delivery of this Agreement by McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore, such documents will constitute, the valid and binding obligations of PXP, PXP Gulf and PXP Offshore, respectively, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflicts. The execution, delivery and performance of this Agreement by PXP, PXP Gulf and PXP Offshore, and the consummation of the transactions contemplated by this Agreement, the Transaction Documents and the documents required to be executed and delivered by PXP, PXP Gulf and PXP Offshore at Closing will not (i) violate any provision of the organizational documents of PXP, PXP Gulf or PXP Offshore, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, credit agreement, license or other material agreement to which PXP, PXP Gulf or PXP Offshore is a party or by which it is bound or which affect the Assets, subject to obtaining the consents, approvals and waivers set forth on Schedule 4.7 or described in Section 4.7(b), (iii) violate any judgment, order, ruling, regulation or decree applicable to PXP, PXP Gulf or PXP Offshore as a party in interest, or (iv) violate any Law applicable to PXP, PXP Gulf or PXP Offshore or any of the Assets, except any matters described in clauses (ii), (iii) or (iv) above which would not have a PXP Material Adverse Effect.

Section 4.6 Brokers’ Fees. Except for Barclays Capital Inc. and Jefferies & Co., no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PXP, PXP Gulf or PXP Offshore.

Section 4.7 Consents, Approvals and Waivers.

(a) None of (A) the Leases, (B) the Contracts related to the PXP Properties, and (C) to PXP’s knowledge, the Contracts related to the McMoRan Operated Properties and McMoRan Non-Operated Properties, are subject to any restrictions on assignment or otherwise require third-party consents, which may be applicable to the transactions contemplated by this Agreement, except for (i) consents and approvals of assignments by Governmental Authorities that are not required to be obtained before Closing and are customarily obtained after Closing, (ii) as set forth on Schedule 4.7, (iii) consents under Marketing Contracts, (iv) consents that are not Material Consents and (v) approvals under the HSR Act. None of the PXP Properties are subject to any preferential rights to purchase. Other than the foregoing sentence, and notwithstanding anything in this Agreement to the contrary, PXP makes no representation or warranty regarding any preferential rights to purchase or any rights held by third parties to demand re-assignment of the Assets under the Leases or the Contracts at such time as PXP Gulf and PXP Offshore, respectively, cease to be an Affiliate of PXP.

(b) The execution, delivery and performance of this Agreement by PXP, PXP Gulf and PXP Offshore will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person, except (i) under the HSR Act; (ii) under that certain Amended and Restated Credit Agreement dated August 3, 2010 between PXP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders and agents from time to time party thereto (“PXP’s Credit Agreement”), (iii) as set forth on Schedule 4.7, (iv) qualification of PXP Offshore with the MMS to hold Leases on the U.S. Outer Continental Shelf; (v) approval of the Conveyance to PXP Offshore by the MMS, (vi) the filing of two certificates of merger with respect to the Mergers with the Secretary of State of the State of Delaware and (vii) consents and approvals by Governmental Authorities that are customarily obtained after Closing.

Section 4.8 Litigation. To the knowledge of PXP (it being understood that with respect to matters relating to PXP Properties operated by PXP, this Section 4.8 shall not be deemed to be qualified as to PXP’s knowledge), except as disclosed on Schedule 4.8 there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending with respect to the Assets and, to the knowledge of PXP, no such investigations, actions, suits or proceedings are threatened or contemplated by any Governmental Authority or others.

Section 4.9 Taxes and Assessments. Except as disclosed on Schedule 4.9, (i) PXP and its Subsidiaries have timely filed all material Tax Returns required to be filed by PXP or its Subsidiaries with respect to the Assets, (ii) PXP and its Subsidiaries have paid all material Property Taxes (whether or not shown on any Tax Returns) with respect to the Assets, except those being contested in good faith for which adequate reserves have been provided, (iii) there are no material liens, charges or other encumbrances for Taxes upon the Assets other than Permitted Encumbrances, (iv) no issue has been raised by a Taxing authority in any current or prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for material Property Taxes for any post-Effective Date period with respect to the Assets, (v) there are no outstanding waivers in writing or comparable material binding consents regarding the application of any statute of limitations in respect of material Property Taxes relating to any Assets, (vi) no claim has been made by a Taxing authority in a jurisdiction where the PXP does not file Tax Returns to the effect that the Assets are subject to Property Tax by that Taxing authority, (vii) to the extent that an Asset is reported as a partnership interest for United States federal income tax purposes, McMoRan (or McMoRan’s Affiliate) is a partner in such partnership, (viii) other than those described in the foregoing clause (vii), there are no Assets that are contractual or other arrangements that PXP believes should be treated as a partnership interest for United States federal income tax purposes, and (ix) PXP is not a foreign person within the meaning of section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 4.10 Outstanding Capital Commitments. Except as disclosed on Schedule 4.10, there are no outstanding authorizations for expenditure or other commitments to make capital expenditures which are binding on the Assets and which PXP reasonably anticipates will individually require expenditures after the Effective Time in excess of One Hundred Thousand Dollars ($100,000) net to PXP’s interest in such Asset.

Section 4.11 Contracts. Neither PXP, PXP Gulf nor PXP Offshore, nor to the knowledge of PXP, any other Person is in default under any material Contract except as disclosed on Schedule 4.11, and each of PXP, PXP Gulf and PXP Offshore has paid its share of all costs payable by it under each such material Contract. Except as disclosed on Schedule 4.11, there are no Contracts with Affiliates of PXP that will be binding on the Assets after Closing.

Except as disclosed on Schedule 4.11, as of the Effective Time, there were no Contracts for the purchase, sale or exchange of oil, gas or other hydrocarbons produced from or attributable to the Properties that will be binding on McMoRan or the Assets after Closing that McMoRan will not be entitled to terminate at will (without penalty) on 90 days notice or less (the “Marketing Contracts”). No notice of default or breach has been received or delivered by PXP, PXP Gulf and PXP Offshore under any material Contract, the resolution of which is currently outstanding, and there are no current notices received by PXP of the exercise of any premature termination, price redetermination, market-out or curtailment of any material Contract.

Section 4.12 Governmental Authorizations. Except as disclosed on Schedule 4.12, PXP has obtained and is maintaining for the PXP Properties which PXP operates, and, to PXP’s knowledge, the applicable third party operators of the PXP Properties have obtained and are maintaining, all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the PXP Properties. Except as disclosed on Schedule 4.12, to PXP’s knowledge, (i) each of the PXP Properties has been operated in accordance with the conditions and provisions of such Governmental Authorizations in all material respects, and (ii) no written notices of violation (including incidents of non-compliance) have been received by PXP, PXP Gulf or PXP Offshore with respect to the PXP Properties, and no proceedings are pending or threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action.

Section 4.13 Equipment and Personal Property. All currently producing Wells and Equipment related to the PXP Properties operated by PXP are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted. PXP has all material easements, rights of way, licenses and authorization from Governmental Authorities necessary to access, construct, operate, maintain and repair the Equipment related to the PXP Properties operated by PXP in the ordinary course of business as currently conducted by PXP and in material compliance with all applicable Laws. With respect to Equipment, PXP Gulf’s and PXP Offshore’s title as of the Closing Date shall be free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.14 Hedges. None of the Contracts consist of, nor are the Assets subject to, any hedge contracts, futures contracts, swap contracts, option contracts, or similar derivatives contracts.

Section 4.15 Condemnation. To PXP’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the PXP Properties by reason of condemnation or the threat of condemnation.

Section 4.16 Qualification. PXP is qualified, and as of the Closing Date, PXP Offshore will be qualified, under applicable Laws to hold leases, rights of way and other rights issued by the U.S. government on the U.S. Outer Continental Shelf, and by other Governmental Authorities, which are included in the Assets on the U.S. Outer Continental Shelf.

Section 4.17 No Material Adverse Effect. Since December 31, 2009, there has not been any change or event that has had, individually or in the aggregate, a PXP Material Adverse Effect.

Section 4.18 Board Approval. The Board of Directors of PXP, by resolutions duly adopted at a meeting duly called and held has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of PXP and its stockholders and (ii) approved this Agreement. PXP, as sole member of PXP Gulf and PXP Offshore, has approved this Agreement and has determined that it is advisable and in the best interests of PXP Gulf and PXP Offshore to effect the Mergers upon the terms and subject to the conditions set forth herein.

Section 4.19 Payments for Production. Except as set forth on Schedule 4.19 and subject to customary delays between the time of sale of Hydrocarbons and receipt of payment therefor, all proceeds from the sale of Hydrocarbons attributable to PXP’s interest in the Assets are currently being paid in full to PXP (after Tax withholdings or similar deductions required by the terms of the Contracts or applicable Law). Neither PXP, PXP Gulf nor PXP Offshore is obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements established in the Properties or Contracts or reflected on Exhibit A), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to PXP’s, PXP Gulf’s or PXP Offshore’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery.

Section 4.20 Production Imbalances. Except as set forth in Schedule 4.20, and in each case, as of the dates reflected on Schedule 4.20, neither PXP, PXP Gulf nor PXP Offshore has any production imbalances with co-owners of the PXP Properties or the McMoRan Non-Operated Properties as a result of overproduction or underproduction or overdeliveries arising at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location, including, without limitation, any imbalances under gas balancing or similar agreements, platform imbalances under production handling agreements, or imbalances under processing agreements and imbalances under gathering or transportation agreements.

Section 4.21 Non-Consent Operations. Neither PXP, PXP Gulf, nor PXP Offshore has failed to elect to participate in any operation or activity proposed with respect to the PXP Properties or McMoRan Non-Operated Properties which could result in any of PXP’s, PXP Gulf’s or PXP Offshore’s interest in any PXP Properties or McMoRan Non-Operated Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the net revenue interest and working interest set forth in Exhibit A or A-1.

Section 4.22 PXP Gulf and PXP Offshore. For United States federal income tax purposes, each of PXP Gulf and PXP Offshore will be disregarded as an entity separate from PXP immediately before the Merger Effective Time, and no election under Treasury regulation section 301.7701-3 has ever been made with respect to PXP Gulf or PXP Offshore. PXP Gulf has no Subsidiaries. PXP Offshore has no Subsidiaries. PXP has good and valid title of all of the issued and outstanding membership interests of PXP Gulf and PXP Offshore, free and clear of all Encumbrances other than those Encumbrances arising under PXP’s Credit Agreement that will be fully and unconditionally released as of Closing. As of the Separation, PXP Gulf and PXP

Offshore will have no assets other than the Assets, will have assumed or be liable for no liabilities or obligations other than the Assumed Obligations and will together own PXP’s and PXP’s Subsidiaries’ entire right, title and interest in all of the Assets.

Section 4.23 Investment Intent.

(a) PXP is acquiring the McMoRan Shares for its own account and not with a view to their distribution, within the meaning of Section 2(11) of the Securities Act, in violation of the Securities Act.

(b) PXP understands that (i) the McMoRan Shares (A) have not been registered under the Securities Act or any state securities Laws, (B) will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D thereof and (C) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities Laws which relate to private offerings, and (ii) PXP must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered or exempted under the Securities Act and applicable state securities Laws or is exempt therefrom.

(c) PXP is an “accredited investor” as defined in Regulation D under the Securities Act and by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the McMoRan Shares and PXP is able to bear the economic risk of such investment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MCMORAN

McMoRan represents and warrants to PXP the following:

Section 5.1 Disclaimer. Except as and to the extent expressly set forth in this Article 5, (i) McMoRan makes no representations or warranties, express or implied, and (ii) McMoRan expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to PXP or any of its Affiliates, employees, agents, consultants or representatives (including any opinion, information, projection or advice that may have been provided to PXP by any officer, director, employee, agent, consultant, representative or advisor of McMoRan or any of its Affiliates).

Section 5.2 Existence and Qualification. McMoRan and each of its Subsidiaries have been duly organized and are validly existing and in good standing under the Laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which they are required to qualify in order to conduct their business, except where the failure to so qualify would not, individually or in the aggregate, have a McMoRan Material Adverse Effect. McMoRan does not have any Subsidiaries other than those set forth in Schedule 5.2.

Section 5.3 Power. Each of McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore has the corporate or limited liability company power to enter into and perform this Agreement, the Transaction Documents, and all other documents required to be executed and delivered by McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore at Closing and to consummate the transactions contemplated by this Agreement (and such documents) subject to the Required McMoRan Approvals of (i) the issuance of the McMoRan Shares and (ii) the issuance of the Financing Securities to Freeport-McMoRan Copper & Gold Inc. and the shares of McMoRan Common Stock issuable upon conversion thereof (collectively, the “Security Issuance”) by the applicable Required McMoRan Approvals.

Section 5.4 Authorization and Enforceability.

(a) The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore at Closing) and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company action on the part of McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore, except for the Required McMoRan Approvals, and McMoRan has adopted the resolutions set forth on Schedule 5.4 hereto.

(b) This Agreement has been duly executed and delivered by McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore (and all documents required to be executed and delivered by McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore at Closing, including the Transaction Documents, will be duly executed and delivered by McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore) and this Agreement constitutes, and at the Closing, assuming the due and valid execution and delivery of this Agreement by PXP, PXP Gulf and PXP Offshore, such documents will constitute, the valid and binding obligations of McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflicts. The execution, delivery and performance of this Agreement by McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore, and the consummation of the transactions contemplated by this Agreement, the Transaction Documents and the documents required to be executed and delivered by McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore at Closing will not (i) violate any provision of the organizational documents of McMoRan, McMoRan Holdco, McMoRan GOM or McMoRan Offshore, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, credit agreement, license or other material agreement to which McMoRan, McMoRan Holdco, McMoRan GOM or McMoRan Offshore is a party or by which it is bound, subject to obtaining the consents, approvals, and waivers set forth in Schedule 4.7 or described in Section 4.7(b), (iii) violate any judgment, order, ruling, regulation or decree applicable to McMoRan, McMoRan Holdco, McMoRan GOM or McMoRan Offshore as a party in interest, or (iv) violate any Law applicable to McMoRan, McMoRan Holdco, McMoRan GOM or McMoRan Offshore or any of their respective assets, except any matters described in clauses (ii), (iii) or (iv) above which would not have a McMoRan Material Adverse Effect. The Conveyances and the Mergers are not, and will not be upon Closing, subject to any preferential right to purchase exercisable by any third party.

Section 5.6 Brokers’ Fees. Except for Hanover Advisors LLC, no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of McMoRan, McMoRan Holdco, McMoRan GOM or McMoRan Offshore.

Section 5.7 Consents, Approvals or Waivers. The execution, delivery and performance of this Agreement by McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person, except (a) the filing of a certificate of designations with respect to the preferred stock Financing Securities with the Secretary of State of State of Delaware, (b) the filing of two certificates of merger with respect to the Mergers with the Secretary of State of the State of Delaware, (c) under the HSR Act, (d) the Required McMoRan Approvals, and (e) as set forth on Schedule 5.7.

Section 5.8 Litigation. Except as described in the McMoRan SEC Documents or on Schedule 5.8, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which McMoRan or any of its Subsidiaries is or may be a party or to which any property of McMoRan or any of its Subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to McMoRan or any of its Subsidiaries, could reasonably be expected to have a McMoRan Material Adverse Effect or adversely affect the ability of McMoRan to perform its obligations under this Agreement; and, to the knowledge of McMoRan, no such investigations, actions, suits or proceedings are threatened or contemplated by any Governmental Authority or others.

Section 5.9 Taxes. Except as disclosed on Schedule 5.9 or as otherwise would not reasonably be expected to have a McMoRan Material Adverse Effect, (i) McMoRan and its Subsidiaries have filed all Tax Returns and paid all Taxes required to be filed or paid (whether or not shown on any Tax Returns), (ii) the unpaid Taxes of the McMoRan and its Subsidiaries did not, as of June 30, 2010, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Form 10-Q filed by McMoRan with the SEC for the period ended June 30, 2010, (iii) since June 30, 2010, the McMoRan and its Subsidiaries have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, (iv) there is no action, suit, proceeding, audit, written claim or assessment now in progress, pending, proposed or, to the knowledge of McMoRan, threatened with respect to Taxes or with respect to any Tax Return of McMoRan or its Subsidiaries, (v) all amounts required to be collected or withheld by McMoRan and its Subsidiaries with respect to Taxes have been timely collected or withheld and any such amounts that are required to have been remitted to any Taxing authority have been timely remitted, and (vi) McMoRan and its Subsidiaries have no liability for any Taxes of any Person (other than Taxes of McMoRan or its Subsidiaries) (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (b) as a transferee or successor, (c) by contract or (d) otherwise. Neither McMoRan nor any of its Subsidiaries has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 5.10 Environmental Laws. Except as would not reasonably be expected to result in a McMoRan Material Adverse Effect, (i) McMoRan and each of its Subsidiaries are in compliance with applicable Environmental Laws (including any applicable Environmental Permits), (ii) there are no liabilities arising under applicable Environmental Laws or Environmental Permits whether arising from any current or historic Releases of Hazardous Substances, by agreement or by operation of Law, and (iii) there are no pending, or to the knowledge of McMoRan threatened, claims against McMoRan or any of its Subsidiaries by any Person arising under applicable Environmental Law. For purposes of this Section 5.10, “claims” means no material written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or order (judicial or administrative).

Section 5.11 Financing. After giving effect to the transaction contemplated by the Financing Agreements, McMoRan has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Consideration to PXP at the Closing.

Section 5.12 Qualification. As of the Closing Date, (a) McMoRan Offshore will be qualified under applicable Laws to hold leases, rights of way and other rights issued by the U.S. government on the U.S. Outer Continental Shelf, and by other Governmental Authorities, which are included in the Assets on the U.S. Outer Continental Shelf and (b) McMoRan Holdco has certified to the MMS that McMoRan Holdco is a domestic entity authorized by its formation documents to hold leases, rights of way and other rights issued by the United States government on the U.S. Outer Continental Shelf.

Section 5.13 SEC Documents.

(a) Each form, report, document, statement, schedule, prospectus, registration statement and definitive proxy statement filed by McMoRan with the SEC since January 1, 2008 (the “McMoRan SEC Documents”), and all forms, reports, documents, statements, schedules, prospectuses, registration statements and definitive proxy statements filed by McMoRan with the SEC after the date hereof and prior to the Closing Date, (i) were and, in the case of such forms, reports, documents, statements, schedules, prospectuses, registration statements and definitive proxy statements filed after the date hereof, will be, as of their respective dates, prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed (or, if amended or superseded by subsequent filing, then on the date of such filing, which filing, if relating to a McMoRan SEC Document filed prior to the date hereof, shall have been made prior to the date of this Agreement), and in the case of such forms, reports, documents, statements, schedules, prospectuses, registration statements and definitive proxy statements filed by McMoRan after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such McMoRan SEC Document or such form, report, document, statement, schedule, prospectuses, registration statement or definitive proxy statement necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. To the knowledge of McMoRan, as of the date of this Agreement, none of McMoRan SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(b) The chief executive officer and chief financial officer of McMoRan have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and statements contained in such certificates are complete and correct, and McMoRan is otherwise in material compliance with all applicable provisions of the Sarbanes-Oxley Act.

(c) McMoRan has disclosed, based on its most recent evaluation, to McMoRan’s auditors and the audit committee of the Board of Directors of McMoRan (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, which are reasonably likely to adversely affect in any material respect McMoRan’s ability to record, process, summarize and report its consolidated financial information; and (ii) any fraud known to management, whether or not material that involved management or other employees who have a significant role in McMoRan’s internal controls over financial reporting. As of the date hereof, McMoRan has not received any complaint or allegation in writing since January 1, 2005, regarding accounting, internal accounting controls, or auditing matters, including any such complaint regarding improper accounting or auditing matters. McMoRan and its consolidated Subsidiaries have established and maintain disclosure controls and procedures as defined in Rule 13a-15(e) under the Exchange Act; such disclosures controls and procedures are reasonably designed to ensure that material information relating to McMoRan and its consolidated Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the McMoRan SEC Documents; and, as of the date hereof, to the knowledge of McMoRan, McMoRan has not identified any material weaknesses in the design or operation of internal control over financial reporting. As of the date of this Agreement, to the knowledge of McMoRan, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act when next due.

Section 5.14 Financial Statements; Reserve Reports.

(a) Each of the consolidated financial statements contained in McMoRan SEC Documents (including in each case all notes and schedules thereto), including any McMoRan SEC Documents filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented or will fairly present in all material respects the financial position of McMoRan and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of McMoRan and its consolidated Subsidiaries for the periods presented therein, except that any unaudited interim financial statements do not include all of the information and notes required by GAAP for complete financial statements and are subject to normal year-end adjustments.

(b) The oil and gas reserve estimates of McMoRan and its Subsidiaries contained in the McMoRan SEC Documents have been prepared by independent reserve engineers in accordance with then applicable SEC guidelines. Other than production of the reserves in the ordinary course of business and intervening product price fluctuations or as described in the McMoRan SEC Documents, McMoRan is not aware of any facts or circumstances that, taken together, would have a McMoRan Material Adverse Effect on the reserves or the present value of future net cash flows therefrom as described in the McMoRan SEC Documents.

Section 5.15 No Material Adverse Effect. Since December 31, 2009, (i) there has not been any change or event that has had, individually or in the aggregate, a McMoRan Material Adverse Effect; (ii) as of the date hereof, neither McMoRan nor any of its Subsidiaries has entered into any transaction or agreement that is required by the Securities Act to be described in the McMoRan SEC Documents and that is not so described in such documents; and (iii) neither McMoRan nor any of its Subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or Governmental Authority, except in each case as otherwise disclosed in the McMoRan SEC Documents.

Section 5.16 Capitalization; Shares.

(a) McMoRan has an authorized capitalization and issued and outstanding equity securities (including securities convertible into equity securities) set forth on Schedule 5.16(a).

(b) All of the outstanding shares of capital stock of McMoRan have been, and the McMoRan Shares will be, duly and validly authorized and issued and are and, with respect to the McMoRan Shares upon the issuance thereof, will be, fully paid and non-assessable and are not, or will not be, subject to any pre-emptive or similar rights. Except as described in Schedule 5.16(a) and except for the Financing Securities, there are no outstanding rights (including pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in McMoRan or any of its Subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of McMoRan or any such Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options. All of the outstanding shares of capital stock or other equity interests of each Subsidiary owned, directly or indirectly, by McMoRan have been duly and validly authorized and issued, are fully paid and non-assessable and are owned, except as described on Schedule 5.16(b), directly or indirectly by McMoRan, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

Section 5.17 Title to Property

(a) McMoRan and its Subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of McMoRan and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by

McMoRan and its Subsidiaries, (ii) are disclosed in the McMoRan SEC Documents or (iii) could not reasonably be expected, individually or in the aggregate, to have a McMoRan Material Adverse Effect.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a McMoRan Material Adverse Effect, (i) McMoRan and its Subsidiaries own or possess adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and (ii) the conduct of their respective businesses will not conflict with any such rights of others, and McMoRan and its Subsidiaries have not received any notice of any claim of infringement or conflict with any such rights of others.

Section 5.18 No Undisclosed Relationships. No relationship, direct or indirect, exists between or among McMoRan or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of McMoRan or any of its Subsidiaries, on the other, that is required by the Securities Act to be described in the McMoRan SEC Documents and that is not so described in such documents.

Section 5.19 Licenses and Permits. McMoRan and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the McMoRan SEC Documents, except where the failure to possess or make the same would not, individually or in the aggregate, have a McMoRan Material Adverse Effect; and as of the date hereof, except as described in the McMoRan SEC Documents, neither McMoRan nor any of its Subsidiaries has received notice of any revocation or modification of any material license, certificate, permit or authorization or has any reason to believe that any material license, certificate, permit or authorization will not be renewed in the ordinary course.

Section 5.20 Compliance With ERISA. Except as would not have a McMoRan Material Adverse Effect, (i) each employee benefit plan, within the meaning of Section 3(3) of ERISA, for which McMoRan or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standards have been satisfied or waived; (iv) the fair market value of the assets of each Plan that is subject to the funding rules of Section 412 of the Code of Section 302 of ERISA exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; and (vi) neither McMoRan nor any member of its Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to a Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA).

Section 5.21 Insurance. As of the date hereof, neither McMoRan nor any of its Subsidiaries has (i) received notice from any insurer or agent of such insurer that a material amount of capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any notice from its insurers that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

Section 5.22 No Unlawful Payments. Neither McMoRan nor any of its Subsidiaries nor, to the knowledge of McMoRan, any director, officer, agent, employee or other Person associated with or acting on behalf of McMoRan or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.23 No Restrictions on Subsidiaries. Except as set forth on Schedule 5.23, no Subsidiary of McMoRan is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to McMoRan, from making any other distribution on such Subsidiary’s capital stock, from repaying to McMoRan any loans or advances to such Subsidiary from McMoRan or from transferring any of such Subsidiary’s properties or assets to McMoRan or any other Subsidiary of McMoRan.

Section 5.24 No Registration Rights. No Person has the right to require McMoRan or any of its Subsidiaries to register any securities for sale under the Securities Act.

Section 5.25 Board Approval. The Board of Directors of McMoRan, by resolutions duly adopted at a meeting duly called and held has (i) determined that this Agreement and the Security Issuance are in the best interests of McMoRan and its stockholders, (ii) adopted a resolution approving this Agreement, and (iii) recommended that the stockholders of McMoRan approve the Security Issuance and directed that such matter be submitted for consideration by McMoRan’s stockholders at the McMoRan Stockholders Meeting. The Board of Directors of McMoRan has also taken all actions so that the restrictions contained in Section 203 of the General Corporation Law of the State of Delaware applicable to a “business combination” (as defined in such Section 203) will not apply to PXP and its Subsidiaries with respect to the issuance of the Investment Consideration or to the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. To the knowledge of McMoRan, no other anti-takeover law or regulation is applicable to this Agreement. McMoRan Holdco, as sole member of McMoRan GOM and McMoRan Offshore, has approved this Agreement and has determined that it is advisable and in the best interests of McMoRan GOM and McMoRan Offshore to effect the Mergers upon the terms and subject to the conditions set forth herein.

Section 5.26 Vote Required.

(a) The affirmative vote of the holders representing a majority of the votes cast at the McMoRan Stockholders Meeting, provided that the total votes cast for the proposal regarding the issuance of McMoRan Shares represent over 50% of all outstanding securities entitled to vote to approve the Issuance of McMoRan Shares (the “Stockholder Approval”) is the only vote of the holders of any class or series of McMoRan capital stock necessary to approve this Agreement and the transactions contemplated hereby (including the Issuance of McMoRan Shares).

(b) The affirmative vote of the holders representing a majority of the votes cast at the McMoRan Stockholder Meeting, excluding the vote of the shares of McMoRan Common Stock of the Persons set forth on Schedule 5.26, provided that the total votes cast for the proposal regarding the issue of the Financing Securities to Freeport-McMoRan Copper & Gold Inc. represent over 50% of all outstanding securities entitled to vote on the matter is the only vote of the holders of any class or series of McMoRan capital stock necessary to approve the issuance of the Financing Securities (the “Required Financing Approval”, and, together with the Stockholder Approval, the “Required McMoRan Approvals”).

Section 5.27 Voting Debt. No bonds, debentures, notes or other indebtedness of McMoRan having the right to vote on any matters on which McMoRan’s stockholders may vote are issued or outstanding.

Section 5.28 No General Solicitation. None of McMoRan or any of its Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), has, directly or through an agent, engaged in any form of general solicitation or general advertising in connection with the offering of the McMoRan Shares (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; McMoRan has not entered into any contractual arrangement with respect to the distribution of the McMoRan Shares except for this Agreement, neither McMoRan nor anyone acting on its behalf has sold or has offered any of the McMoRan Shares for sale to, or solicited offers to buy from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than PXP.

Section 5.29 Voting Agreements. To the knowledge of McMoRan, other than the Financing Agreements, there are no existing voting or similar agreements between McMoRan’s stockholders which could reasonably be expected to adversely affect the ability of McMoRan to perform its obligations under this Agreement.

Section 5.30 McMoRan GOM and McMoRan Offshore. For United States federal income tax purposes, each of McMoRan GOM and McMoRan Offshore will be disregarded as an entity separate from McMoRan immediately before the Merger Effective Time, and no election under Treasury regulation section 301.7701-3 has ever been made with respect to McMoRan GOM or McMoRan Offshore.

ARTICLE 6

COVENANTS

Section 6.1 Proxy Statement. McMoRan shall promptly prepare and file with the SEC as promptly as reasonably practicable a preliminary Proxy Statement (and in any event no later than 30 days following the date of this Agreement; provided, however, that (a) each of McMoRan and PXP shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement and (b) McMoRan shall furnish such preliminary Proxy Statement to PXP and give PXP and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall cooperate with PXP with respect to additions, deletions or changes suggested by PXP in connection therewith. McMoRan shall promptly notify PXP of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to PXP, as promptly as reasonably practicable, copies of all written correspondence between McMoRan or any representative of McMoRan and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, McMoRan shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to the comments of the SEC staff. McMoRan shall provide PXP and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall cooperate with PXP with respect to additions, deletions or changes suggested by PXP in connection therewith. PXP shall promptly provide McMoRan with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by McMoRan, McMoRan shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable, to its stockholders of record, as of the record date established by the Board of Directors of McMoRan.

Section 6.2 Stockholders’ Meeting and Board Recommendation. McMoRan shall call, hold and convene a meeting of its stockholders (such meeting, or any adjournments or postponements thereof, the “McMoRan Stockholders Meeting”) for the purpose of obtaining the Required McMoRan Approvals in accordance with the rules of the New York Stock Exchange and the Required Financing Approval, to be held as promptly as reasonably practicable after the mailing of the Proxy Statement to McMoRan’s stockholders (and in any event no later than 45 days after the mailing of the Proxy Statement), and McMoRan’s obligation to call, hold, and convene such meeting in accordance with this Section 6.2 shall not be affected by a McMoRan Adverse Recommendation Change. Further, (i) the Board of Directors of McMoRan shall recommend that the stockholders of McMoRan vote in favor of the Security Issuance at the McMoRan Stockholders Meeting and the Board of Directors of McMoRan shall use its commercially reasonable efforts to solicit from stockholders of McMoRan proxies in favor of the Security Issuance and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of McMoRan has declared advisable this Agreement, the Security Issuance and the transactions contemplated by this Agreement and recommended that McMoRan’s stockholders vote in favor of the Security Issuance at the McMoRan Stockholders Meeting

(collectively, the “McMoRan Recommendation”); provided, however, that the Board of Directors of McMoRan shall not be required to make such McMoRan Recommendation to the extent that the Board has made a McMoRan Adverse Recommendation Change in accordance with the requirements of Section 6.3. Notwithstanding anything to the contrary contained in this Agreement, McMoRan may adjourn or postpone the McMoRan Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to McMoRan’s stockholders and such stockholders have adequate time to review such supplement or amendment or, if as of the time for which the McMoRan Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of McMoRan Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.

Section 6.3 No Solicitation.

(a) Except as otherwise provided in this Section 6.3, between the date of this Agreement and the Closing Date, neither McMoRan nor any of its Subsidiaries may, and McMoRan and its Subsidiaries shall direct their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to, (i) directly or indirectly initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiry concerning, or the making or submission of, any Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to McMoRan or any of its Subsidiaries or afford access to the properties, books or records of McMoRan or any of its Subsidiaries to any Person that has made an Acquisition Proposal or, to McMoRan’s knowledge, is considering making an Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with any third party, (iv) approve any other Person or transaction for purposes of Section 203 of the General Corporation Law of the State of Delaware or (v) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (B) requiring, or which could reasonably be expected to cause, McMoRan to abandon, terminate or fail to consummate the Security Issuance (or resolve or authorize or propose to do or to agree to do any of the foregoing actions). Any violation of any of the foregoing restrictions by any Subsidiary of McMoRan, by any director or executive officer of McMoRan or any of its Subsidiaries, or by any representative of McMoRan or any of its Subsidiaries, will constitute a breach of this Agreement by McMoRan.

(b) Notwithstanding the provisions of Section 6.3(a), if, prior to obtaining the McMoRan Stockholder Approval, (i) McMoRan has received a written Acquisition Proposal from a third Person that the Board of Directors of McMoRan determines in good faith to be bona fide, (ii) the Board of Directors of McMoRan determines in good faith (after consultation with its independent financial advisors and outside legal counsel) that such Acquisition Proposal constitutes, or would reasonably be expected to result in a Superior Proposal and (iii) the Board of Directors of McMoRan concludes in good faith (after consultation with its outside legal counsel) that the failure to consider such Acquisition Proposal would breach its fiduciary duties under applicable Law, then McMoRan’s Board of Directors, directly or indirectly through any representative, may (A) furnish information with respect to McMoRan and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that (w) McMoRan has first given PXP 24 hours’ advance oral and written notice that states that McMoRan has received such Acquisition Proposal, that it intends to furnish information and/or enter into negotiations with such Person regarding its Acquisition Proposal and that otherwise includes the information set forth in the first sentence of Section 6.3(c), (x) such Acquisition Proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 6.3, (y) McMoRan will not, and will not allow its representatives to, disclose any non-public information to such Person without entering into a confidentiality agreement in reasonably customary form relating to the confidentiality of information to be provided to such Person, which shall not be any less protective to McMoRan than the provisions of the Confidentiality Agreement and which shall permit McMoRan to comply with its obligations under this Section 6.3, and (z) contemporaneously with furnishing any non-public information to such Person that was not previously provided to PXP, McMoRan shall furnish such non-public information to PXP.

(c) Between the date of this Agreement and the Closing Date, as promptly as practicable (and, in any event, within 24 hours) after receipt of an Acquisition Proposal or any request for non-public information or inquiries with respect to, or that could reasonably be expected to result in, an Acquisition Proposal, McMoRan shall provide PXP with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making such Acquisition Proposal, request or inquiry, and a copy of all materials provided in connection with any such Acquisition Proposal, request or inquiry. Between the date of this Agreement and the Closing Date, McMoRan shall promptly (and in any event no later than 24 hours after the occurrence thereof) keep PXP informed in all material respects of the status and details of any developments (including discussions, negotiations, material amendments or proposed material amendments and any withdrawals or abandonment) of any such Acquisition Proposal, request or inquiry and shall promptly provide to PXP a copy of all materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

(d) Between the date of this Agreement and the Closing Date, neither McMoRan’s Board of Directors nor any committee thereof may directly or indirectly withdraw (or amend or modify in a manner adverse to PXP), or propose publicly to withdraw (or amend or modify in a manner adverse to PXP), the McMoRan Recommendation (a “McMoRan Adverse Recommendation Change”), take any action or make any public statement inconsistent with the McMoRan Recommendation except as otherwise permitted by this Section 6.3, or resolve, agree to take or publicly propose to do any of the foregoing actions. Notwithstanding anything to the contrary in this Section 6.3, at any time prior to obtaining the McMoRan Stockholder Approval, and subject to McMoRan’s compliance at all times with the provisions of Section 6.2,

(1) if McMoRan receives a bona fide Acquisition Proposal which the Board of Directors of McMoRan determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by PXP pursuant to clause (B) below and the Board of Directors of McMoRan also determines in good faith that the failure to make a McMoRan Adverse Recommendation Change because of the Superior Proposal would breach its fiduciary duties under applicable Law, then the McMoRan Board of Directors may make a McMoRan Adverse Recommendation Change; provided, however that the Board of Directors may not effect a McMoRan Adverse Recommendation Change pursuant to this clause (d)(1) unless (A) McMoRan has provided to PXP four Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) advising PXP that McMoRan’s Board of Directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the McMoRan’s Board of Directors and the identity of the Person making the proposal (it being understood and agreed that any amendment to the financial terms or any amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new four Business Day period) and contemporaneously therewith has provided a copy of the relevant proposed transaction agreements and other material documentation related to such Superior Proposal; and (B) prior to effecting such McMoRan Adverse Recommendation Change, McMoRan shall, and shall cause its legal and financial advisors to, during such four Business Day notice period, if requested by PXP, engage in good faith negotiations with PXP to amend this Agreement in such a manner that such Acquisition Proposal which was determined to constitute a Superior Proposal ceases to constitute a Superior Proposal; or

(2) if at any time prior to obtaining the McMoRan Stockholder Approval, the McMoRan Board of Directors has determined in good faith (after consultation with, and taking into account the advice of, its outside legal advisors) that, in response to an Intervening Event, the failure of the McMoRan Board of Directors to effect such a McMoRan Adverse Recommendation Change would breach its fiduciary duties under applicable Law, the McMoRan Board of Directors may make a McMoRan Adverse Recommendation Change; provided, however, that the McMoRan Board of Directors will not be entitled to exercise its right to make a McMoRan Adverse Recommendation Change pursuant to this clause (d)(2) unless McMoRan (A) has provided written notice to PXP (which shall include a description of the Intervening Event) at least four Business Days before taking such action (or, if four Business Days’ notice would not allow the McMoRan Board of Directors to make a McMoRan Adverse Recommendation Change before the McMoRan Stockholder Meeting, as soon as practicable and in any event within 24 hours after such Intervening Event arises) of its intention to do so and specifying the reasons therefor in reasonable detail and McMoRan otherwise complies with this Section 6.3(d) and (B) during such four Business Day period, if requested by PXP, engaged in good faith negotiations with PXP to amend this Agreement in such a manner that obviates the need for a McMoRan Adverse Recommendation Change as a result of the Intervening Event.

(e) For purposes of this Agreement, “Acquisition Proposal,” with respect to any entity, means, any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of McMoRan and its

Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of McMoRan, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of McMoRan, other than the transactions contemplated by this Agreement and the Financing Agreements.

(f) For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal that the Board of Directors of McMoRan in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of McMoRan than the transactions contemplated hereby (x) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm) and its outside legal counsel, (y) after taking into account the likelihood of consummation of such transaction and the timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and, to the extent applicable, taking into account any changes to the terms and conditions of this Agreement or the Mergers proposed by PXP in response to such Acquisition Proposal; provided that for purposes of the definition of “Superior Proposal”, the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “50% or more.”

(g) Any McMoRan Adverse Recommendation Change shall not affect or change the approval of this Agreement or any other approval of the McMoRan Board of Directors, including in any respect that would have the effect of causing any state (including Delaware) anti-takeover law or regulation or other similar statute to be applicable to the transactions contemplated hereby, including the Merger.

(h) Immediately after the execution and delivery of this Agreement, McMoRan will, and will cause its Subsidiaries to, and McMoRan and its Subsidiaries will use their commercially reasonable efforts to cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, terminate any activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. McMoRan shall (i) take the necessary steps to inform promptly its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.3 and (ii) request each person who has heretofore executed a confidentiality agreement within the past twelve months prior to the date hereof in connection with that person’s consideration of acquiring McMoRan or any material portion thereof to return or destroy all confidential information heretofore furnished to that person by or on its behalf to the extent such request is permitted or contemplated by that confidentiality agreement.

(i) Nothing in this Section 6.3 shall prohibit the Board of Directors of McMoRan from taking and disclosing to McMoRan’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other Law, if the Board of Directors of McMoRan, after consultation with outside legal counsel, determines in good faith that the failure to so disclose such position would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary obligations under Law.

Section 6.4 Access. PXP will give McMoRan and its representatives access to the Assets and access to and the right to copy, at McMoRan’s expense, the Records in PXP’s possession, for the purpose of conducting an investigation of the Assets, but only to the extent that PXP may do so without violating any obligations to any third party and to the extent that PXP has authority to grant such access without breaching any restriction binding on PXP. Such access by McMoRan shall be limited to PXP’s normal business hours, and McMoRan’s investigation shall be conducted in a manner that minimizes to the extent practicable interference with the normal operation of the Assets. All information obtained by McMoRan and its representatives under this Section 6.4 shall be subject to the terms of that certain confidentiality agreement between PXP and McMoRan dated June 21, 2010 (the “Confidentiality Agreement”).

Section 6.5 Public Announcements. Until the Closing, no Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, the foregoing shall not restrict disclosures by McMoRan or PXP (i) with respect to a McMoRan Adverse Recommendation Change, (ii) that are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, or (iii) to Governmental Authorities and third Persons holding preferential rights to purchase or rights of consent or notice that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such rights or such consents or to comply with such notice requirements.

Section 6.6 Operation of Business.

(a) Each of PXP, PXP Gulf and PXP Offshore covenants and agrees that, between the date of this Agreement and the Closing Date, unless McMoRan shall otherwise agree in writing, PXP, PXP Gulf and PXP Offshore will:

(i) other than as provided for on Schedule 4.10, not commit to any operation of any Asset reasonably anticipated to require future capital expenditures with respect to such Asset in excess of One Hundred Thousand Dollars ($100,000) net to PXP’s interest in such Asset;

(ii) not terminate, materially amend, execute or extend any material Contracts affecting the Assets;

(iii) maintain insurance coverage on the Assets in the amounts and of the types presently in force on the same terms in all material respects as those in effect on the date of this Agreement;

(iv) use commercially reasonable efforts to maintain in full force and effect all Leases;

(v) maintain all material governmental permits and approvals affecting the Assets;

(vi) not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Assets except for sales and dispositions of Hydrocarbons and Equipment in accordance with the Contracts or made in the ordinary course of business consistent with past practices;

(vii) operate the business related to the Assets in the ordinary course;

(viii) not grant or create any preferential right with respect to the Assets; and

(ix) not commit to take any action restricted by clauses (i) through (viii) above.

Notwithstanding the provisions of (i) – (ix) above, PXP shall have the right to increase limits on operator’s extra expense insurance coverage for the Well on the Hurricane Deep prospect in South Marsh Island Block 217 (the “Hurricane Deep Well”) and in the event of an emergency, PXP, PXP Gulf or PXP Offshore may take such action as a prudent operator would take and shall notify McMoRan of such action promptly thereafter.

(b) McMoRan covenants and agrees that, between the date of this Agreement and the Closing Date, unless PXP shall otherwise agree in writing, which consent may not be unreasonably withheld, delayed or conditioned, and except for transactions between or among McMoRan and its wholly-owned Subsidiaries, the businesses of McMoRan and its Subsidiaries shall be conducted only in, and McMoRan and its Subsidiaries shall not take any action, except in (i) the ordinary course of business and in a manner consistent with past practice in all material respects or (ii) a manner as contemplated by this Agreement or by the Schedules hereto; and McMoRan shall use its commercially reasonable efforts to preserve substantially intact the business organization of McMoRan and its Subsidiaries. Except as contemplated or permitted by this Agreement or as set forth in Schedule 6.6(b), or to the extent that PXP shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, neither McMoRan nor any of its Subsidiaries shall, between the date of this Agreement and the Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of PXP:

(i) except to the extent required to comply with applicable Law, amend or otherwise change, or waive any provision of, its certificate of incorporation or bylaws;

(ii) issue, sell, register for sale, pledge, dispose of, grant, encumber or authorize the issuance, sale, registration, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of McMoRan or of its Subsidiaries (other than the Financing Securities), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of McMoRan or of its Subsidiaries (except for the issuance of shares, options or other securities of McMoRan Common Stock to employees or directors of McMoRan as equity awards or issuable pursuant to options) or (ii) any material assets or properties of McMoRan or any of its Subsidiaries, except (A) in the ordinary course of business and in a manner consistent with past practice or (B) pledges of assets and properties required by any financing document;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set-asides, dividends and other distributions made to or from any Subsidiary to or from McMoRan);

(iv) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except in connection with (i) the withholding of shares upon the vesting of restricted stock to satisfy income Tax withholding requirements, or (ii) transactions between McMoRan and its wholly-owned Subsidiaries and transactions among McMoRan’s wholly-owned Subsidiaries;

(v)(i) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, other than acquisitions for consideration of not more than Twenty Million Dollars ($20,000,000) in the aggregate; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than obligations of McMoRan or McMoRan’s wholly-owned Subsidiaries), or make any loans or advances, except (A) in the ordinary course of business and in a manner consistent with past practice, (B) borrowings to refinance existing indebtedness or (C) consummation of the transactions contemplated by the Financing Agreements and borrowings to finance any acquisitions permitted by the terms of this Section 6.6; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter prohibited in this paragraph (b);

(vi) pay, discharge, settle or satisfy any material litigation, arbitration, proceeding, claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, payment, discharge or satisfaction (i) in the ordinary course of business or (ii) not exceeding the amount reserved against in the financial statements contained in the McMoRan SEC Documents by more than Five Million Dollars ($5,000,000) in the aggregate or where the amounts paid or to be paid are fully covered by insurance maintained by McMoRan (subject to applicable deductibles);

(vii) agree to take in writing, or otherwise, any of the actions described in paragraphs (i) through (vi) of this Section 6.6(b);

(viii) sell, transfer, assign, farm-out, mortgage, encumber or otherwise dispose of any properties or assets for cash consideration in excess of Twenty Million Dollars ($20,000,000) in the aggregate;

(ix) except in the ordinary course of business and consistent with past practices, enter into, renew, extend, materially amend or terminate any material contract;

(x) change its methods of accounting (other than Tax accounting, which shall be governed by clause (xi) below), except in accordance with changes in GAAP as concurred in by McMoRan’s independent auditors;

(xi) except (a) to the extent required or appropriate to conform to changes in applicable Tax Law, regulatory accounting requirements or GAAP or (b) for actions in the ordinary course of business consistent with past practice, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waiver extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling, change any annual Tax accounting period, adopt or change any method of Tax accounting, or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, if any such action individually or in the aggregate would reasonably be expected to involve an amount of Taxes in excess of Five Million Dollars ($5,000,000); or

(xii) enter into any new, or amend or otherwise alter any Affiliate Transaction or transaction that would be an Affiliate Transaction if such transaction occurred prior to the date hereof.

Section 6.7 Indemnity Regarding Access. McMoRan agrees to indemnify, defend and hold harmless PXP, its Affiliates, the other owners of interests in the Assets, and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets prior to the Closing by McMoRan, its Affiliates, or its or their directors, officers, employees, agents or representatives, unless caused by the gross negligence or willful misconduct of any indemnified Person.

Section 6.8 Commercially Reasonable Efforts; Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 6.3), each of the parties hereto shall cooperate and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) executing and delivering the Transaction Documents and all other documents required to be executed and delivered at Closing and (iv) vigorously defending or contesting any litigation or administrative proceeding, and seeking to have vacated, lifted, reversed or overturned any order, decree, injunction or ruling (whether temporary, preliminary or permanent) that is in effect, and that seeks to or would prohibit, prevent, enjoin or materially restrain or delay the consummation of any of the transactions contemplated hereby. Additionally, McMoRan shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Financing Agreements, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) executing and delivering all documents required to be executed and delivered at the closing of the transactions contemplated under the Financing Agreements and (iv) vigorously defending or contesting any litigation or administrative proceeding, and seeking to have vacated, lifted, reversed or overturned any order, decree, injunction or ruling (whether temporary, preliminary or permanent) that is in effect, and that seeks to or would prohibit, prevent, enjoin or materially restrain or delay the consummation of any of the transactions contemplated by the Financing Agreements. In furtherance and not in limitation of the foregoing, PXP and McMoRan shall each (A) make an appropriate filing (if required by applicable Law) of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) as promptly as practicable, and in any event within ten Business Days of the date hereof, (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act, and (C) take all other commercially reasonable actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable.

(b) Each of McMoRan and PXP shall (i) promptly notify the other of any communication concerning this Agreement or the transactions contemplated hereby to that Party or its Affiliates from any Governmental Authority and permit the other to review in advance any proposed communication concerning this Agreement, or the transactions contemplated hereby to any Governmental Authority; (ii) not participate or agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement, or the transactions contemplated hereby unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion; and (iii)

furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and representatives on the one hand, and any Governmental Authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) Each Party agrees that, from and after the date hereof and prior to the Closing Date, and except as may be agreed in writing by the other Party or as may be permitted pursuant to this Agreement, it shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any action which could reasonably be expected to delay the consummation of the transactions contemplated hereby or result in the failure to satisfy any condition to consummation of the transactions contemplated hereby.

Section 6.9 Financial Statement Cooperation. From and after the date of this Agreement, PXP shall, and shall cause its respective Affiliates to, use their commercially reasonable efforts to cooperate with McMoRan, its Affiliates and their agents and representatives in connection with compliance with McMoRan’s and its Affiliates’ tax, financial, or other reporting requirements and audits, including (i) any filings with any Governmental Authority and (ii) any filings that may be required by the SEC, including the filing by McMoRan with the SEC of one or more registration statements to register any securities of McMoRan under the Securities Act or of any report required to be filed by McMoRan under the Exchange Act. Further, from and after the Closing Date, PXP agrees to make available to McMoRan and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Assets in PXP’s or its Affiliates’ possession or control reasonably required by McMoRan, its Affiliates and their agents and representatives in order to prepare for McMoRan or its Affiliates, financial statements relating to the Assets or to McMoRan or its Affiliates meeting the requirements of Regulation S–X under the Securities Act, along with any documentation attributable to the Assets or otherwise related to PXP or its Affiliates required to complete any audit associated with such financial statements. Any out-of-pocket costs or expenses incurred by PXP in connection with this Section 6.9, including but not limited to, fees incurred with respect to engagements with PXP’s independent auditors, shall be paid by McMoRan, regardless of whether or not the transactions contemplated by this Agreement are consummated.

Section 6.10 Tax Matters and Allocation.

(a) PXP shall pay to the appropriate Governmental Authority all Property Taxes with respect to the Assets which are required to be paid at or prior to the Closing Date and shall file all Tax Returns with respect to such Property Taxes which are required to be filed at or before the Closing Date (it being understood, for the avoidance of doubt, that any such Property Taxes attributable to the period at and after the Effective Time (as determined pursuant to the first sentence of Section 1.9(d)) shall be borne by the McMoRan and, to the extent incurred and paid by the PXP, shall give rise to an adjustment to the Purchase Price pursuant to Section 2.3(a)(iii). McMoRan shall pay to the appropriate Governmental Authority all Property Taxes with respect to the Assets which are required to be paid after the Closing Date and shall file all Tax Returns with respect to such Property Taxes which are required to be filed after the Closing Date (it being understood, for the avoidance of doubt, that any such Property Taxes attributable to the period before the Effective Time (as determined pursuant to the first sentence of Section 1.9(d))

shall be borne by PXP and, to the extent unpaid as of the Closing Date, shall give rise to an adjustment to the Purchase Price pursuant to Section 2.3(b)(ii). If after the Closing Date there is a redetermination, refund, or credit of a Property Tax by a taxing authority (a “Tax Adjustment”), PXP and McMoRan shall make payments between them as necessary to put the Parties in the same position that they would have been had such Tax Adjustment been reflected in the Adjusted Purchase Price.

(b) Schedule 6.10 sets forth, with respect to each Gulf Asset, an allocation of Purchase Consideration to such Gulf Asset (the “Gulf Allocated Consideration”). Schedule 6.10 also sets forth, with respect to each Offshore Asset, an allocation of Investment Consideration to such Offshore Asset (the “Offshore Allocated Consideration” and, together with the Gulf Allocated Consideration, the “Allocated Consideration”). PXP and McMoRan have accepted Schedule 6.10 for purposes of this Agreement and the transactions contemplated hereby; provided, however, PXP makes no representation or warranty as to the accuracy of any allocations set forth on Schedule 6.10.

(c) Each of PXP and McMoRan shall be entitled to allocate the Adjusted Purchase Price and the Net Working Capital (plus the Assumed Obligations, to the extent properly taken into account under the Code) among the Assets in a manner that it reasonably believes both (i) satisfies the requirements of Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as applicable and to the extent not inconsistent therewith) and (ii)(A) with respect to the Gulf Assets, is consistent with the Gulf Allocated Consideration, and (B) with respect to the Offshore Assets, is consistent with the Offshore Allocated Consideration (the allocation to the Gulf Assets and the Offshore Assets, collectively, the “Tax Allocation”). PXP and McMoRan further agree (x) that PXP and McMoRan shall each use its respective Tax Allocation as the basis for reporting asset values and other items for purposes of all applicable Tax Returns (including Internal Revenue Service Form 8594), (y) that neither they nor their Affiliates will take positions or make statements inconsistent with their respective Tax Allocation in audits or other proceedings with respect to Taxes, and (z) to promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging any Tax Allocation. PXP and McMoRan shall each provide to the other (A) no later than 10 days prior to the filing of Form 8594, the information set forth on its draft Form 8594 and (B) the information set forth on its final Form 8594 as filed with the IRS (in each case, only to the extent requested by such other party).

(d) The parties shall treat the Separation and the Mergers as a taxable asset sale for United States federal income tax purposes and agree (i) to file all Tax Returns consistent with the foregoing and (ii) take no position inconsistent with the foregoing unless otherwise required by Law.

(e) PXP and McMoRan shall use commercially reasonable efforts to furnish or cause to be furnished to each other, their Affiliates and their authorized representatives, upon request, as promptly as practicable, such other information and assistance relating to the Assets (including reasonable access to employees to provide explanations of documents and materials) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. The party requesting cooperation under this Section 6.10(e) shall reimburse the other party for any actual out-of-pocket expenses incurred in furnishing such cooperation.

Section 6.11 Further Assurances. After Closing, PXP and McMoRan each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. To the extent the right to any indemnity described in Section 1.2(d)(viii) is not transferable, the Parties agree to work in good faith to obtain the necessary consents to transfer such right (at the sole cost and expense of McMoRan), or if such right is not transferable or consent to such transfer is not obtained, the economic benefit of such right. Additionally, PXP agrees to pursue, in good faith and in a commercially reasonable manner, any insurance proceeds which may be available (or to which PXP may be entitled) under the terms of PXP’s policies of insurance in effect from the period of time between the Effective Time and the Closing Date, if any, relating to the Properties, but only to the extent that such proceeds relate to liabilities or costs (including costs for work to be performed after the Effective Time) for which McMoRan, PXP Gulf or PXP Offshore is responsible under this Agreement. Solely with respect to the PXP Properties, PXP shall endeavor to name McMoRan as an additional insured under PXP’s insurance policies for the period of time between the Effective Time and the Closing Date.

Section 6.12 Recording. As soon as practicable after Closing, McMoRan shall record the Conveyances in the appropriate recording jurisdictions as well as the appropriate Governmental Authorities and provide PXP with copies of all recorded or approved instruments.

Section 6.13 Filings with Governmental Authorities. Promptly after Closing, McMoRan (with the assistance of PXP, subject to Section 11.7) shall make all (a) required filings with the MMS and other Governmental Authorities (including the Louisiana Department of Natural Resources) to properly assign and transfer the Assets from PXP to PXP Gulf and PXP Offshore including those for any necessary approvals of the Conveyances and (b) required filings to obtain any Governmental Authority approval of the Mergers, including approval of the MMS and the Louisiana State Mineral Board.

Section 6.14 Operatorship. PXP makes no representation or warranty as to PXP Gulf’s, PXP Offshore’s, McMoRan GOM’s or McMoRan Offshore’s, McMoRan Holdco’s or McMoRan’s ability to succeed to operatorship of any of the Assets. Notwithstanding the foregoing, if applicable, PXP shall promptly (but in no event later than thirty days after the Closing Date) execute and deliver to McMoRan, and McMoRan shall file all appropriate forms with the applicable Governmental Authority assuming responsibility with respect to the Assets for all Wells located on the Lands covered thereby. McMoRan shall promptly (but in no event later than thirty days after the Closing Date) file all appropriate forms with the applicable Governmental Authority (including form 1017 with respect to each Asset located on the U.S. Outer Continental Shelf) designating the current third-Person operator or McMoRan’s designee, as applicable, as operator of any such Assets. Within fifteen days after execution of this Agreement, PXP shall send notices to all co-owners of the PXP Properties that PXP currently operates nominating and recommending PXP Gulf or PXP Offshore as successor operator following the Closing Date.

Section 6.15 Re-Assignment Waivers. McMoRan shall attempt to obtain waivers of rights held by third parties to demand re-assignment of the Assets at such time as PXP Gulf or PXP Offshore, as applicable, ceases to be an Affiliate of PXP. Without limiting the obligation of the McMoRan in the prior sentence, to the extent such waivers are not obtained, within five Business Days after the date of this Agreement, PXP shall deliver notices (in a form approved by McMoRan, such approval not to be unreasonably withheld) which shall constitute notice for purpose of any preferential right to purchase the applicable Assets, and PXP shall remove any Assets from the Conveyances upon which a preferential right to purchase has been exercised, the Purchase Price shall be decreased by the Allocated Consideration for such Assets, the affected Assets shall be deemed deleted from the applicable exhibit to this Agreement, and PXP shall retain the consideration paid by the preferential right holder.

Section 6.16 Hurricane Deep Claim. With respect to the insurance claim made by PXP for well control and redrill expenses associated with the underground flow encountered at the Hurricane Deep Well (the “Hurricane Deep Claim”), McMoRan and PXP shall work cooperatively to name PXP Gulf or PXP Offshore, as applicable, as a loss payee under PXP’s operator’s extra expense coverage for the Hurricane Deep Well. The Hurricane Deep Claim net of any deductible or retention applicable thereto is hereinafter referred to as the “Loss Payee Portion” and shall not include any claim associated with care, custody and control of the Hurricane Deep Well, which is herein reserved exclusively to PXP. The Parties agree that, as between each other, the amount of the Loss Payee Portion shall be fixed in accordance with the Hurricane Deep Claim adjuster’s report dated no later than November 1, 2010. PXP Gulf or PXP Offshore, as applicable, shall be entitled to collect all proceeds of the Loss Payee Portion; provided, however, that PXP Gulf or PXP Offshore, as applicable, or McMoRan shall disburse to PXP the following amount:

(i) the well control portion of the Hurricane Deep Claim multiplied by the ratio of the Loss Payee Portion to the Hurricane Deep Claim, plus

(ii) One Hundred Eighty Eight Thousand Thirty Six Dollars ($188,036) multiplied by the ratio of the redrill portion of the Hurricane Deep Claim to the Hurricane Deep Claim.

The amount calculated above shall be disbursed to PXP immediately upon receipt by PXP Gulf or PXP Offshore, as applicable, or McMoRan of Loss Payee Portion proceeds sufficient to satisfy such amount.

Section 6.17 Seismic Data. Prior to the date of this Agreement, PXP has provided McMoRan with a complete list of all seismic data related to the Properties which PXP or its Subsidiaries licenses from third parties. PXP shall deliver copies at McMoRan’s sole cost and expense of any such seismic data (including raw data and any interpretive data or information relating to such data) if McMoRan obtains (before or after the Closing Date) any necessary consents or approvals from the third party owner or licensor to deliver such copies.

Section 6.18 MMS Qualification Card. As soon as reasonably possible after the Closing Date (but in no event later than thirty (30) days after the Closing Date), McMoRan shall modify the MMS qualification card of PXP Offshore to remove all officers designated by PXP and replace them with officers of McMoRan.

Section 6.19 Amendment or Termination of Financing Agreement. Without the written consent of PXP, McMoRan agrees that it shall not amend Section 6.03 of the Financing Agreement between McMoRan and Freeport-McMoRan Copper & Gold Inc. (the “FCX Financing Agreement”), or terminate the FCX Financing Agreement pursuant to Section 7.01(a) thereof.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1 Conditions of Both Parties to Closing. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject, at the option of each such Party, to the satisfaction or waiver (if permitted by applicable Law), at or prior to the Closing Date, of each of the following conditions:

(a) Required Approvals. The Required McMoRan Approvals shall have been obtained.

(b) HSR Approval. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(c) No Order. No Governmental Authority or court of competent jurisdiction shall have promulgated, enacted or issued any statute, rule, regulation, order, decree, injunction or ruling (whether temporary, preliminary or permanent) which remains in effect and prohibits, prevents or otherwise enjoins the consummation of the transactions contemplated by this Agreement.

Section 7.2 Conditions of PXP to Closing. The obligations of PXP to proceed to consummate the transactions contemplated by this Agreement are subject, at the option of PXP, to the satisfaction or waiver (if permitted by applicable Law), at or prior to the Closing Date, of each of the following conditions:

(a) Representations. The representations and warranties of McMoRan set forth in Sections 5.2, 5.3, 5.4, 5.16, 5.25 and 5.30 shall be true and correct in all respects at and as of the Closing Date as though made on or as of the Closing Date. The other representations and warranties of McMoRan set forth in Article 5 (i) that are qualified as to materiality or McMoRan Material Adverse Effect shall be true and correct as so qualified at and as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case only at and as of such specified date) and (ii) that are not qualified as to materiality or McMoRan Material Adverse Effect shall be true and correct in all respects at and as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case only at and as of such specified date), except for such breaches of representations and inaccuracies in warranties in this clause (ii) that have not had or would not reasonably be expected to have, individually or in the aggregate, a McMoRan Material Adverse Effect;

(b) Performance. McMoRan shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Financing. The closing of the transactions contemplated by the Financing Agreements shall occur concurrently with the Closing.

(d) No McMoRan Material Adverse Effect. There shall not have occurred a McMoRan Material Adverse Effect;

(e) MMS Qualification. McMoRan shall have provided PXP evidence satisfactory to PXP that McMoRan Offshore is qualified with MMS to hold Leases on the U.S. Outer Continental Shelf and have posted with the MMS an area wide bond and any supplemental or additional bonds required by the MMS with respect to the Assets, and provided satisfactory evidence of financial responsibility under the Oil Pollution Act;

(f) Aggregate Adjustments. The sum (without duplication) of the aggregate adjustments to the Purchase Price pursuant to Sections 3.4 and 3.5 and the Casualty Value, if any, under Section 3.6 shall be less than $200,000,000 (based on the closing price per share of McMoRan Common Stock on the date that is immediately prior to the Title Claim Date);

(g) Required Consents. PXP shall have obtained all consents described in Section 4.7(b)(i), (ii), (iii) and (iv).

(h) Closing Documents. On the Closing Date, McMoRan shall have delivered or caused to be delivered duly executed closing documents as specified in Section 8.3 below.

(i) Preferential Rights. On the Closing Date, McMoRan shall have obtained all waivers required to be obtained pursuant to Section 6.15. In the absence of such waivers, the preferential purchase rights described in Section 6.15 shall have been exercised, waived or their time period for exercise has expired.

(j) McMoRan Shares. The McMoRan Shares shall have been approved for listing on the New York Stock Exchange, subject to notice of issuance.

Section 7.3 Conditions of McMoRan to Closing. The obligations of McMoRan to consummate the transactions contemplated by this Agreement are subject, at the option of McMoRan, to the satisfaction or waiver (if permitted by applicable Law), at or prior to the Closing Date, of each of the following conditions:

(a) Representations. The representations and warranties of PXP set forth in Sections 4.2, 4.3, 4.4, 4.18, 4.22 and 4.23 shall be true and correct in all respects at and as of the Closing Date as though made on or as of the Closing Date. The other representations and warranties of PXP set forth in Article 4 (i) that are qualified as to materiality or PXP Material Adverse Effect shall be true and correct as so qualified at and as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case only at and as of such specified date) and (ii) that are not qualified as to materiality or PXP Material Adverse Effect shall be true and correct in all respects at and as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case only at and as of such specified date), except for such breaches of representations and inaccuracies in warranties in this clause (ii) that have not had or would not reasonably be expected to have, individually or in the aggregate, a PXP Material Adverse Effect;

(b) Performance. PXP shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No PXP Material Adverse Effect. There shall not have occurred a PXP Material Adverse Effect;

(d) Aggregate Adjustments. The sum (without duplication) of the aggregate adjustments to the Purchase Price pursuant to Sections 3.4 and 3.5 and the Casualty Value, if any, under Section 3.6 shall be less than $200,000,000 (based on the closing price per share of McMoRan Common Stock on the date that is immediately prior to the Title Claim Date);

(e) Required Consents. McMoRan shall have obtained the consents described in Sections 5.7(a), (c) and (d). Additionally, McMoRan Offshore shall have satisfied the qualifications as contemplated by Section 5.12, and McMoRan shall have received the necessary approvals required under the McMoRan’s Amended and Restated Credit Agreement dated August 6, 2007 among McMoRan, McMoRan Holdco, as borrower, JP Morgan Chase Bank, N.A. as administrative agent and the lenders from time to time party thereto.

(f) Closing Documents. On the Closing Date, PXP shall have delivered, or caused to be delivered, duly executed closing documents as specified in Section 8.2 below

(g) Financing. The closing of the transactions contemplated by the Financing Agreements shall occur concurrently with the Closing.

(h) Separation. The Separation shall have been consummated in accordance with the terms of this Agreement.

ARTICLE 8

CLOSING

Section 8.1 Time and Place of Closing. The consummation of the Mergers (the “Closing”) shall, unless otherwise agreed to in writing by McMoRan and PXP, take place at the offices Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas, at 10:00 a.m., local time, on the first Business Day following the date that all conditions in Article 7 to be satisfied prior to Closing have been satisfied or waived (if permitted by applicable Law). The date on which the closing occurs is referred to herein as the “Closing Date.”

Section 8.2 Obligations of PXP at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by McMoRan of its obligations pursuant to Section 8.3, PXP shall deliver or cause to be delivered to McMoRan the following:

(a) duly executed (i) conveyances of the Gulf Assets to PXP Gulf (“Conveyance 1”) and (ii) conveyances of the Offshore Assets to PXP Offshore (“Conveyance 2,” and, together with Conveyance 1, the “Conveyances”) in each case, in substantially the form attached hereto as Exhibit B, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices and (ii) any applicable forms required to be filed with the MMS or the Louisiana State Mineral Board;

(b) a certificate duly executed by an authorized corporate officer of PXP, dated as of the Closing, certifying on behalf of PXP that the conditions set forth in Sections 7.3(a) and 7.3(b) have been fulfilled;

(c) evidence that PXP Offshore is at Closing qualified with the MMS to hold Leases on the U.S. Outer Continental Shelf;

(d) a certificate duly executed by the secretary or any assistant secretary of PXP, dated as of the Closing, (i) attaching and certifying on behalf of PXP complete and correct copies of (A) the organizational documents of PXP, PXP Gulf and PXP Offshore, each as in effect as of the Closing, and (B) the resolutions of the Board of Directors of PXP authorizing the execution, delivery, and performance by PXP of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of PXP, PXP Gulf and PXP Offshore the incumbency of each officer of PXP, PXP Gulf and PXP Offshore executing this Agreement or any document delivered in connection with the Closing;

(e) each Transaction Document, dated as of the Closing Date and executed by PXP;

(f) letters-in-lieu of transfer orders addressed to each purchaser of Hydrocarbons being produced at Closing from the Assets, duly executed by PXP;

(g) an executed certificate described in Treasury Regulation §1.1445-2(b)(2) certifying that PXP is not a foreign person within the meaning of the Code; and

(h) if Net Working Capital is a negative amount (as calculated pursuant to Section 2.3), a wire transfer of the amount of such Net Working Capital to McMoRan in same-day funds.

Section 8.3 Obligations of McMoRan at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by PXP of its obligations pursuant to Section 8.2, McMoRan shall deliver or cause to be delivered to PXP, among other things, the following:

(a) wire transfer of the Purchase Consideration (as adjusted pursuant to Section 2.4), and if positive, the Net Working Capital (as calculated pursuant to Section 2.3) in same-day funds;

(b) certificates representing the Investment Consideration (as adjusted pursuant to Section 2.4); provided, that, at PXP’s request, in lieu of delivering physical certificates, McMoRan shall cause its transfer agent to electronically transmit the McMoRan Shares constituting the Investment Consideration to PXP, by crediting the account of PXP’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system;

(c) a certificate duly executed by an authorized corporate officer of McMoRan, dated as of the Closing, certifying on behalf of McMoRan that the conditions set forth in Sections 7.1(a), 7.2(a) and 7.2(b) have been fulfilled;

(d) evidence that McMoRan Offshore is at Closing qualified with the MMS to hold Leases on the U.S. Outer Continental Shelf, and has posted with the MMS bonds (area-wide, supplemental and/or additional) required by the MMS with respect to the Assets, and provided satisfactory evidence of financial responsibility under the Oil Pollution Act;

(e) designation of operator forms for filing with the MMS designating the current third-Person operator (or McMoRan’s designee) as operator of the Leases, duly executed by McMoRan; and

(f) certificate duly executed by the secretary or any assistant secretary of McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore, dated as of the Closing, (i) attaching and certifying on behalf of McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore complete and correct copies of (A) the organizational documents of McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore, each as in effect as of the Closing, (B) the resolutions of the Board of Directors of McMoRan authorizing the execution, delivery, and performance by McMoRan of this Agreement and the transactions contemplated hereby, and (C) the Required McMoRan Approvals and the Required Financing Approval and (ii) certifying on behalf of McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore the incumbency of each officer of McMoRan, McMoRan Holdco, McMoRan GOM and McMoRan Offshore executing this Agreement or any document delivered in connection with the Closing, and evidence that McMoRan has either obtained all waivers required to be obtained pursuant to Section 6.15, or in the absence of such waivers, the preferential purchase rights described in Section 6.15 have been exercised, waived or their time period for exercise has expired.

Section 8.4 Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than five Business Days prior to the Closing Date, PXP shall prepare and deliver to McMoRan, using and based upon the best information available to PXP, a preliminary settlement statement estimating the Adjusted Purchase Price and the Net Working Capital (the Adjusted Purchase Price plus the Net Working Capital equals the “Closing Payment”) after giving effect to all adjustments set forth in Sections 2.3 and 2.4.

(b) As soon as reasonably practicable after the Closing but not later than the 90th day following the Closing Date, PXP shall prepare and deliver to McMoRan a final settlement statement setting forth the final calculation of the Adjusted Purchase Price and the Net Working Capital and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time. Such final settlement statement shall include a schedule of all funds payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by PXP as of the Closing Date. PXP shall at McMoRan’s request supply reasonable documentation available to support any credits, charges, receipts or other items. As soon as reasonably practicable but not later than the 60th day following receipt of PXP’s statement hereunder, McMoRan shall deliver to PXP a written report containing any changes that McMoRan proposes be made to such statement. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price and the Net Working Capital no later than 180 days after the Closing Date. In the event that the parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to Martindale Consultants, Houston, Texas, or if Martindale Consultants, Houston, Texas is unable or unwilling to perform its obligations under this Section 8.4, such other nationally-recognized independent accounting firm as may be accepted by McMoRan and PXP, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4. The accounting firm’s determination shall be made within thirty days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price or the Net Working Capital, the accounting firm shall not increase the Purchase Price or the Net Working Capital more than the increase proposed by PXP nor decrease the Purchase Price or the Net Working Capital more than the decrease proposed by McMoRan, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. PXP and McMoRan shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the accounting firm. Within ten days after the earlier of (i) the expiration of McMoRan’s sixty day review period without delivery of any written report or (ii) the date on which the Parties or the accounting firm, as applicable, finally determine the Adjusted Purchase Price and the Net Working Capital, (x) McMoRan shall pay to PXP the amount by which the Adjusted Purchase Price plus the Net Working Capital exceeds the Closing Payment or (y) PXP shall pay to McMoRan the amount by which the Closing Payment exceeds the Adjusted Purchase Price plus the Net Working Capital, as applicable (the “Final Settlement Date”).

(c) Notwithstanding anything in this Agreement to the contrary (other than with respect to PXP’s obligations under Section 10.1(b)(i) and (v)), in no event shall PXP have any liability or obligation of any kind, from and after the Final Settlement Date, for any cost, expense or other charge related to the McMoRan Operated Properties.

ARTICLE 9

TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after receipt of the Required McMoRan Approvals:

(a) by mutual written agreement of PXP and McMoRan; or

(b) by PXP or McMoRan, if:

(i) the Closing shall not have been consummated on or before February 28, 2011 (the “Outside Date”); provided, however, that neither PXP, on the one hand, nor McMoRan, on the other hand, shall be entitled to terminate this Agreement under this Section 9.1(b)(i) if such Party’s breach of any provision of this Agreement shall have been the cause of, or otherwise resulted in, the failure of the Closing to occur on or before the Outside Date; or

(ii) a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Security Issuance; provided, that the Party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 6.8; or

(iii) the Security Issuance shall not have been approved by McMoRan’s stockholders by reason of the failure to obtain the requisite Required McMoRan Approvals at the McMoRan Stockholders Meeting; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to McMoRan where the failure to obtain the Required McMoRan Approvals shall have been caused by the action or failure to act of McMoRan and such action or failure to act constitutes a breach by McMoRan of this Agreement; or

(c) by McMoRan, if PXP shall have materially breached any of its representations or warranties in this Agreement or materially failed to perform any of its covenants in this Agreement such that the conditions set forth in Section 7.3(a) and 7.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured or waived prior to the earlier of (A) 30 days following notice of such breach or failure to PXP and (B) the Outside Date; provided, that McMoRan shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if McMoRan is then in material breach of any of its representations or warranties in this Agreement or has failed to perform in any material respect any of its covenants in this Agreement; or

(d) by PXP, if McMoRan shall have materially breached any of its representations or warranties in this Agreement or materially failed to perform any of its covenants in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) are not capable of being satisfied, and such breach or failure to perform has not been cured or waived prior to the earlier of (A) 30 days following notice of such breach or failure to McMoRan and (B) the Outside Date; provided, that PXP shall have no right to terminate this Agreement pursuant to this Section 9.1(d) if PXP is then in material breach of any of its representations or warranties in this Agreement or has failed to perform in any material respect any of its covenants in this Agreement;

(e) by PXP prior to the McMoRan Stockholders Meeting, if the Board of Directors of the McMoRan or any committee thereof shall (i) fail to include in the Proxy Statement its recommendation that the stockholders of McMoRan vote in favor of the Security Issuance and the issuance of the Financing Securities to Freeport-McMoRan Copper & Gold Inc. or (ii) effect a McMoRan Adverse Recommendation Change; or

(f) by PXP, if McMoRan, directly or indirectly, shall have breached any of its obligations under Section 6.3.

Section 9.2 Effect of Termination. In the event that the Closing Date does not occur as a result of any Party hereto exercising its rights to terminate this Agreement pursuant to this Article 9, then this Agreement shall be null and void and, except for the Confidentiality Agreement, as provided in Section 9.3 or in Article 10, or as otherwise expressly provided herein, no Party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any Party from liability for any wrongful failure or refusal to perform or observe in any material respect any agreement or covenant contained herein. In the event the termination of this Agreement results from the wrongful failure or refusal of any Party to perform in any material respect any agreement or covenant herein, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party may be entitled. In the event that a Party wrongfully terminates or repudiates this Agreement or wrongfully fails to consummate the transactions contemplated hereby, the remedies available to the other Party in equity shall include specific performance as set forth in Section 11.18 of this Agreement and such other remedies as may be available to the other Party at Law.

Section 9.3 Fees and Expenses.

(a) If this Agreement is terminated by McMoRan due to a failure of the condition set forth in Section 7.3(g), and if the failure of the closing of the transactions contemplated by the Financing Agreements is due to any condition to closing specified in Section 6.03 of the FCX Financing Agreement not being satisfied, then McMoRan shall pay to PXP a fee of Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000). If this Agreement is terminated by either McMoRan or PXP pursuant to Section 9.1(b)(iii), McMoRan shall pay to PXP a fee of Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000); provided, however, that, in addition to such amount, if (x) at any time after the date of this Agreement and prior to the date of termination, an Acquisition Proposal shall have been publicly announced or otherwise become publicly known and not subsequently withdrawn (or any Person shall have publicly announced an intention, whether or not conditional, to make an Acquisition Proposal and such intention is not subsequently withdrawn), and (y) within twelve (12) months after the date of such termination, the McMoRan enters into a definitive agreement to consummate or consummates the transactions contemplated by any Acquisition Proposal, then the McMoRan shall pay to PXP, by wire transfer of immediately available funds, an additional amount equal to Fifteen Million Two Hundred Fifty Thousand Dollars ($15,250,000) not later than two Business Days following the earlier of the date the McMoRan enters into a definitive agreement or consummates such transaction; provided, further, that, for purposes of this Section 9.3(a), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.3(e), except that all references to twenty percent (20%) shall be changed to fifty percent (50%). If this Agreement is terminated by PXP pursuant to Section 9.1(e), McMoRan shall pay to PXP a fee of Twenty Five Million Dollars ($25,000,000). McMoRan shall pay all amounts due under this Section 9.3(a) in cash by wire transfer (to an account designated in writing by PXP) in immediately available funds not later than two Business Days after the occurrence of any termination of this Agreement.

(b) Except as otherwise specifically provided herein, each Party hereto is responsible for all costs and expenses incurred by it in connection with this Agreement, whether or not the transactions contemplated hereby are consummated, except that each of PXP and McMoRan shall pay half of the filing fees for the Notification and Report Form pursuant to the HSR Act.

Section 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing Date whether before or after the Required McMoRan Approvals are obtained; provided, however, that after the Required McMoRan Approvals are obtained, no amendment may be made that by Law, requires further approval by stockholders unless such further approval is first obtained. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.5 Waiver. At any time prior to the Closing Date, any Party hereto may, to the extent permitted by applicable Law, (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE 10

INDEMNIFICATIONS; LIMITATIONS

Section 10.1 Indemnification.

(a) From and after Closing, McMoRan shall indemnify, defend and hold harmless PXP from and against all Damages incurred or suffered by PXP:

(i) caused by or arising out of or resulting from the Assumed Obligations;

(ii) caused by or arising out of or resulting from the ownership, use, or operation of the Assets, whether before or after the Effective Time or the Closing Date, except as provided in Section 1.9(b) and to the extent such Damages are not Excluded Obligations;

(iii) caused by or arising out of or resulting from McMoRan’s, McMoRan Holdco’s, McMoRan GOM’s or McMoRan Offshore’s breach of any of McMoRan’s covenants or agreements contained in Article 6;

(iv) other than Damages relating to the McMoRan Non-Operated Properties, caused by or arising out of or resulting from any breach of any representation or warranty made by McMoRan contained in Article 5 of this Agreement or in the certificate delivered by McMoRan at Closing pursuant to Section 8.3(c);

(v) caused by or arising out of or resulting from any Property Taxes allocated to the period at and after the Effective Time (as determined pursuant to the first sentence of Section 1.9(d)); or

(vi) directly or indirectly caused by, arising out of, or resulting from the acquisition of the Assets by McMoRan being structured as a merger rather than a direct conveyance of assets, or related to (A) any preferential right to purchase (or any similar right) with respect to the Assets (including any obligation related to a preferential right to purchase or similar right), (B) any restrictions on assignment or transfer (other than Material Consents) of the Assets (including any re-assignment obligation) or failure to obtain any waiver related to any such restriction, or (C) any other breach of any Lease or Contract, but only, in the case of each of clauses (A), (B) and (C), if caused, directly or indirectly, by the acquisition of the Assets by McMoRan being structured as a merger rather than a direct conveyance of Assets.

even if such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Indemnified Person, but excepting in each case Damages against which PXP would be required to indemnify McMoRan under Section 10.1(b) at the time the claim notice is presented by McMoRan.

(b) From and after Closing, PXP shall indemnify, defend and hold harmless McMoRan against and from all Damages incurred or suffered by McMoRan:

(i) caused by or arising out of or resulting from the Excluded Obligations;

(ii) attributable to or arising out of the actions, suits, or proceedings, if any, set forth on Schedule 4.8;

(iii) caused by or arising out of or resulting from PXP’s, PXP Gulf’s or PXP Offshore’s breach of any of PXP’s covenants or agreements contained in Article 6,

(iv) caused by or arising out of or resulting from any breach of any representation or warranty made by PXP contained in Article 4 of this Agreement, or in the certificate delivered by PXP at Closing pursuant to Section 8.2(b), or

(v) caused by or arising out of or resulting from any Property Taxes allocated to the period before the Effective Time (as determined pursuant to the first sentence of Section 1.9(d)),

even if such Damages are caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any Indemnified Person, but excepting in each case Damages against which McMoRan would be required to indemnify PXP under Section 10.1(a) at the time the claim notice is presented by PXP.

(c) Notwithstanding anything to the contrary contained in this Agreement and except as provided in Article 9 of this Agreement, from and after Closing this Section 10.1 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 4, 5 and 6 (excluding Section 6.7, which shall be separately enforceable by PXP pursuant to whatever rights and remedies are available to it outside of this Article 10) and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 8.2(b) or 8.3(c), as applicable. Except for the remedies contained in, Article 9 and this Section 10.1 and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Articles 4, 5, and 6 (excluding Section 6.7), from and after Closing, PXP and McMoRan each releases, remises, and forever discharges the other and its Affiliates and all such Persons’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement or PXP’s ownership, use or operation of the Assets, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any such released Person, but excluding, however, any existing contractual rights under service contracts entered into in the ordinary course of business between PXP and Affiliates of PXP relating to the provision of geological, geophysical, engineering or well services.

(d) “Damages” for purposes of this Article 10, means the amount of any actual liability, loss, cost, expense, claim, award, Taxes or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that McMoRan and PXP shall not be entitled to indemnification under this Section 10.1 for, and Damages shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages, or (ii) any liability, loss, cost, expense, claim, award, or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing Date.

Section 10.2 Indemnification Actions. All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a) For purposes of this Article 10, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 10.

(b) To make a claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its liability to defend the Indemnified Person against such Claim under this Article 10. If the Indemnifying Person does not notify the Indemnified Person within such thirty day period regarding whether the Indemnifying Person admits or denies its liability to defend the Indemnified Person, the Damages for which the Indemnified Person is seeking indemnity shall be conclusively deemed a liability of the Indemnifying Person hereunder. The Indemnified Person is authorized, prior to and during such thirty day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its liability to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim, which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not include, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its liability to indemnify the Indemnified Person or admits its liability, but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its liability to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its liability to indemnify the Indemnified Person, the

Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten days following receipt of such notice to (i) admit in writing its liability for indemnification with respect to such Claim and (ii) if liability is so admitted, reject the proposed settlement.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages, or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Person hereunder.

Section 10.3 Limitations.

(a) The representations and warranties of the Parties in Articles 4 and 5, and the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to Sections 8.2(b) and 8.3(c), as applicable, shall survive the Closing for a period of six months, except that (i) the representations and warranties of the Parties contained in Sections 4.9 (Taxes and Assessments) and 5.9 (Taxes) shall survive the Closing until thirty (30) days following the expiration of the statute of limitations applicable to the underlying matter giving rise to any breach of any such representation or warranty and (ii) the representations and warranties of the Parties contained in Sections 4.2 (Existence and Qualification), 4.4 (Authorization, Execution and Enforceability), 4.18 (Board Approval), 4.22 (PXP Gulf and PXP Offshore), 5.2 (Existence and Qualification), 5.4 (Authorization and Enforceability), 5.16 (Capitalization; Shares) and 5.25 (Board Approval) shall survive the Closing indefinitely. The covenants in this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b) The indemnities in Sections 10.1(a)(iv), and 10.1(b)(iv) shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification, except in each case as to matters for which a Claim Notice for indemnity has been delivered to the Indemnifying Person on or before such termination date. Except as set forth in the preceding sentence, the indemnities in Sections 10.1(a) and 10.1(b) shall continue without time limit.

(c) Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether a representation or warranty has been breached for purposes of this Article 10, each representation and warranty set forth in Article 4 and Article 5, shall be read without regard to and without giving effect to any “material,” “materiality,” McMoRan or PXP Material Adverse Effect, or similar qualifications, that may be contained in any such representation or warranty.

(d) PXP shall not have any liability for any Damages under Section 10.1(b)(iv) that are individually less than Twenty Five Thousand Dollars ($25,000). PXP shall not have any liability for Damages under Section 10.1(b)(iv) which are individually in excess of Twenty Five Thousand Dollars ($25,000) until the liability for all such Damages exceeds Twenty Five Million Dollars ($25,000,000) and then only for the amount in excess of Twenty Five Million Dollars ($25,000,000). PXP shall not have any liability for any Damages under Section 10.1(b)(iv) in excess of Two Hundred Million Dollars ($200,000,000) in the aggregate.

(e) McMoRan shall not have any liability for any Damages arising under Section 10.1(a)(iv) that are individually less than Twenty Five Thousand Dollars ($25,000). McMoRan shall not have any liability for Damages under Section 10.1(a)(iii) which are individually in excess of Twenty Five Thousand Dollars ($25,000) until the liability for all such Damages exceeds Twenty Five Million Dollars ($25,000,000) and then only for the amount in excess of Twenty Five Million Dollars ($25,000,000). McMoRan shall not have any liability for any Damages under Section 10.1(a)(iv) in excess of Two Hundred Million Dollars ($200,000,000) in the aggregate.

(f) Notwithstanding anything herein to the contrary, the indemnity in Section 10.1(a)(vi) shall (i) not be subject to the exception set out at the end of Section 10.1(a), (ii) shall continue without time limit, (iii) shall not be subject to the exclusions set out in Section 10.1(d), (iv) shall not be subject to any threshold, deductible or liability cap (including those set out in Section 10.3(e), (v) shall not be subject to Section 10.3(h), (vi) shall not be subject to Section 10.3(k), and (vii) shall be without regard to cause of Damages, including the negligence (whether sole, joint or concurrent), strict liability, gross negligence, willful misconduct or other legal fault of PXP, actual or alleged.

(g) McMoRan is not aware of any facts or circumstances that would serve as the basis for a claim by McMoRan against PXP based upon a breach of any of the representations and warranties of PXP contained in this Agreement or breach of any of PXP’s covenants or agreements to be performed at or prior to Closing. McMoRan shall be deemed to have waived in full any breach of any of PXP’s representations and warranties and any such covenants and agreements of which McMoRan has such awareness prior to the Closing.

(h) PXP is not aware of any facts or circumstances that would serve as the basis for a claim by PXP against McMoRan based upon a breach of any of the representations and warranties of McMoRan contained in this Agreement or breach of any of McMoRan’s covenants or agreements to be performed at or prior to Closing, provided, however, that PXP makes no such statement, nor any assertion or representation regarding any preferential rights to purchase, approval or consent rights, or re-assignment rights of any third party under the Leases or the Contracts. Subject to the proviso in the preceding sentence, PXP shall be deemed to have waived in full any breach of any of McMoRan’s representations and warranties and any such covenants and agreements of which PXP has such awareness prior to the Closing.

(i) Notwithstanding any other provision of this Agreement, in no event shall PXP be required to indemnify, defend, or hold harmless McMoRan for any Damages arising from the gross negligence or willful misconduct of McMoRan in its capacity as operator of the Assets.

(j) Notwithstanding anything in this Agreement to the contrary, the adjustments to the Purchase Price under Section 2.3 and any further adjustments with respect to production,

income, proceeds, receipts and credits under Section 11.1 and any future adjustments with respect to Property Costs under Section 11.2 and any payments in respect of any of the preceding shall not be limited by this Section 10.3.

(k) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by (i) the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates) and (ii) any Tax Benefit inuring to the Indemnified Person on account of such Damages. For purposes hereof, “Tax Benefit” means any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be owed by the Indemnified Person, calculated by comparing the Tax that would be owed by or refunded to the Indemnified Person, if computed without regard to such items of loss, deduction or credit giving rise to the Tax Benefit, to the Tax actually owed by or refunded to the Indemnified Person, if computed after taking into account such items of loss, deduction or credit.

(l) For Tax purposes, the parties agree that all indemnification payments made hereunder constitute adjustments to the Adjusted Purchase Price and shall report any payments as such on their Tax Returns, unless otherwise required by applicable law.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Receipts. Except as otherwise provided in this Agreement, any production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Properties to which McMoRan is entitled under Section 1.9 shall be the sole property and entitlement of McMoRan, and, to the extent received by PXP, PXP shall fully disclose, account for and remit the same promptly to McMoRan, and (b) all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which PXP is entitled under Section 1.9 shall be the sole property and entitlement of PXP and, to the extent received by McMoRan, McMoRan shall fully disclose, account for and remit the same promptly to PXP.

Section 11.2 Expenses.

(a) Except as otherwise provided in this Agreement (including Section 8.4(c)), any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all Property Costs for which PXP is responsible under Section 1.9 shall be the sole obligation of PXP and PXP shall promptly pay, or if paid by McMoRan, promptly reimburse McMoRan for and hold McMoRan harmless from and against same; and (b) all Property Costs for which McMoRan is responsible under Section 1.9 shall be the sole obligation of McMoRan and McMoRan shall promptly pay, or if paid by PXP, promptly reimburse PXP for and hold PXP harmless from and against same.

(b) Except as provided in Sections 9.2, 9.3 or 11.5, all expenses incurred by PXP in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by PXP, shall be borne solely and entirely by PXP, and all such expenses incurred by McMoRan shall be borne solely and entirely by McMoRan.

Section 11.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Facsimiles of signatures or signatures delivered in portable document format (.pdf) will be deemed to be originals.

Section 11.4 Notices. All notices that are required or may be given pursuant to this Agreement or the Transaction Documents shall be sufficient in all respects if given in writing. Any such notice shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or (iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to PXP, PXP Gulf or PXP Offshore, to:

Plains Exploration & Production Company

700 Milam Street, Suite 3100

Houston, Texas 77002

Fax: (713) 579-6231

Attention:        General Counsel

With a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

717 Texas Avenue, Suite 1600

Houston, Texas 77002

Fax: (713) 546-5401

Attention:        Michael E. Dillard and

                         Sean T. Wheeler

If to McMoRan, McMoRan Holdco, McMoRan GOM or McMoRan Offshore:

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

Fax: 504-585-3513

Attention:        John Amato

With a copy to (which copy shall not constitute notice):

Baker Botts L.L.P.

One Shell Plaza, 910 Louisiana

Houston, Texas 77002

Fax: (713) 229-7701

Attention:        J. David Kirkland, Jr. and

                         M. Breen Haire

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 11.5 Sales or Use Tax, Recording Fees and Similar Taxes and Fees. McMoRan shall bear, and shall fully indemnify PXP against, any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. McMoRan, with PXP’s commercially reasonable cooperation, shall timely prepare and file all Tax Returns with respect to such Taxes. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, PXP agrees to use commercially reasonable efforts to timely furnish to sign and deliver (or cause to be timely signed and delivered) such certificates or evidence as may be necessary or appropriate (but only to the extent McMoRan has specifically requested that PXP obtain a particular certificate or evidence of exemption) and otherwise cooperate in good faith to establish any available exemption from (or otherwise reduce) the amount of any such Taxes.

Section 11.6 Change of Name. As promptly as practicable, McMoRan shall eliminate the names “Plains Exploration & Production Company”, “Plains,” “PXP” and any abbreviations or variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to PXP or any of its Affiliates.

Section 11.7 Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by PXP or any of its Affiliates with any Governmental Authority or third Person and relating to the Assets are to be transferred to McMoRan. On or before Closing, McMoRan shall obtain, or cause to be obtained in the name of McMoRan, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by PXP and such Affiliates or to consummate the transactions contemplated by this Agreement.

Section 11.8 Records.

(a) Within ten days after the Closing Date, PXP shall deliver or cause to be delivered to McMoRan any Records that are in the possession of PXP or its Affiliates, subject to Section 11.8(b).

(b) PXP may retain the originals of those Records relating to Tax and accounting matters or ongoing litigation, if any, for which PXP is retaining responsibility and provide McMoRan with copies thereof. PXP may retain copies of any other Records.

(c) McMoRan, for a period of seven years following the Closing, shall (i) retain the Records, (ii) provide PXP, its Affiliates, and its and their respective officers, employees, and representatives, with access to the Records, during normal business hours, for review and copying at PXP’s expense, and (iii) provide PXP, its Affiliates, and its and their respective officers, employees, and representatives, with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Article 10 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by McMoRan under this Agreement) for review and copying at PXP’s expense and to PXP’s and its Affiliates’ respective officers, employees, and representatives for the purpose of discussing any such claim; provided, that such access shall be for legitimate business reasons and McMoRan shall have the right to have its own representatives present during any such meeting.

Section 11.9 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, United States of America without regard to principles of conflicts of laws that would direct the application of the Laws of another jurisdiction (other than the internal affairs doctrine). As a matter of clarification and consistent with the preceding sentence, the matters contained in Section 6.3 shall be governed by Delaware law. Any action brought in connection with this Agreement shall be brought in the federal or state courts located in Harris County, Texas. The Parties hereto hereby (i) irrevocably consent to the personal jurisdiction and venue of such courts, and (ii) waive any claim (by way of motion, as a defense or otherwise) of improper venue, that such parties are not subject personally to the jurisdiction of such court, that such courts are an inconvenient forum or that this Agreement or the subject matter may not be enforced in or by such court.

Section 11.10 Waiver of Jury Trial. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.11 Captions; Headings. The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 11.12 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived, by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.13 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 11.14 Entire Agreement. The Confidentiality Agreement, this Agreement, the Transaction Documents, and the documents to be executed hereunder or contemplated hereby and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.15 No Third Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than McMoRan and PXP to any claim, cause of action, remedy or right of any kind.

Section 11.16 References; Schedules. In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa;

(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f) “Include” and “including” mean including, without limitation.

(g) The “knowledge” of a Party means the actual knowledge of the executive officers of such Party after due inquiry.

(h) Inclusion of a matter on a Schedule attached hereto with respect to a representation or warranty that addresses matters having a PXP Material Adverse Effect or McMoRan Material Adverse shall not be deemed an indication that such matter does, or may, have a PXP Material Adverse Effect or McMoRan Material Adverse, respectively. Matters may be disclosed on a Schedule for purposes of information only. Information disclosed in any Schedule shall also constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-references thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent on the face of such disclosure.

Section 11.17 Construction. McMoRan is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability. Each of PXP and McMoRan has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of Law to the effect that any provision of this Agreement will be interpreted or construed against the Party whose counsel drafted that provision.

Section 11.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.18, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that it shall not object to the granting of an order of specific performance, an injunction or other equitable relief on the basis that there exists an adequate remedy at law.

Section 11.19 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any Party or its equityholders. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

[Next page is the signature page.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

PLAINS EXPLORATION & PRODUCTION COMPANY

/s/ James C. Flores
Name:	James C. Flores
Title:	Chairman of the Board, President and
Chief Executive Officer

PXP GULF PROPERTIES LLC

/s/ James C. Flores
Name:	James C. Flores
Title:	President

PXP OFFSHORE LLC

/s/ James C. Flores
Name:	James C. Flores
Title:	President

[Agreement and Plan of Merger Signature Page]

MCMORAN EXPLORATION CO.

/s/ Kathleen L. Quirk
Name:	Kathleen L. Quirk
Title:	Senior Vice President & Treasurer

MCMORAN OIL & GAS LLC
By:	McMoRan Exploration Co., as Sole Member

/s/ Kathleen L. Quirk
Name:	Kathleen L. Quirk
Title:	Senior Vice President & Treasurer

MCMORAN GOM, LLC
By:	McMoRan Exploration Co., as Sole Member of McMoRan Oil & Gas LLC, Sole Member

/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Senior Vice President & Treasurer

MCMORAN OFFSHORE LLC
By:	McMoRan Exploration Co., as Sole Member of McMoRan Oil & Gas LLC, Sole Member

/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Senior Vice President & Treasurer

[Agreement and Plan of Merger Signature Page]